UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

☒ Preliminary Information Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐ Definitive Information Statement

NEW WORLD BRANDS, INC.
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.01 per share, of New World Brands, Inc. (“Common Stock”)
(2)	Aggregate number of securities to which transaction applies: 298,673,634 shares of Common Stock outstanding and owned by Qualmax, Inc.
(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: $0.05, which represents the average of the bid and asked price of the Common Stock on April 15, 2008

(4)	Proposed maximum aggregate value of transaction: $14,933,681.7
(5)	Total fee paid: $2,986.74

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)    Amount Previously Paid:
(2)    Form, Schedule or Registration Statement No.:
(3)    Filing Party:
(4)    Date Filed:

NEW WORLD BRANDS, INC.
340 West Fifth Avenue
Eugene, Oregon 97401

[____________], 2008
Dear Stockholder:

You are invited to attend a special meeting of stockholders (the “Special Meeting”) of New World Brands, Inc. (the “Company”), which will be held at the offices of the Company at 340 West Fifth Avenue, Eugene, Oregon 97401 on [___________], 2008 at 10:00 a.m. (PST).

As described in the enclosed information statement (the “Information Statement”), at the Special Meeting, the stockholders will be asked to vote on (i) the adoption of the 2008 Stock Option Plan (the “Option Plan”) and (ii) the adoption of the Agreement and Plan of Merger, dated February 18, 2008, between the Company and Qualmax, Inc. (“Qualmax”).

Under the terms of the merger, Qualmax will be merged with and into the Company, with the Company being the surviving corporation (the “Merger”). In connection with the Merger, each share of Qualmax common stock will be converted into shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”).

The Merger is the final step in the acquisition of Qualmax by the Company. The process began with the Company selling its former wine and spirits business, which transaction was consummated on September 14, 2006. Second, the Company sold 7,500,000 shares of its Common Stock in a private placement transaction in exchange for gross proceeds of $1,500,000, which private placement was consummated on September 15, 2006. Third, the Company acquired substantially all of the assets of Qualmax, in exchange for which the Company issued 100 shares of Series A Convertible Preferred Stock, par value $0.01 per share (the “Preferred Stock”) to Qualmax, which transaction was consummated on September 15, 2006. On April 24, 2007, in connection with an amendment to the certificate of incorporation of the Company, the shares of Preferred Stock automatically converted into 298,673,634 shares of Common Stock. As a result, the shares of Common Stock held by Qualmax now represents approximately seventy-two percent (72%) of the issued and outstanding shares of capital stock of the Company (calculated on an as-converted basis).

The affirmative vote of a majority of the outstanding shares of Common Stock of the Company entitled to vote will be necessary to approve the Option Plan and the Merger. Qualmax owns a sufficient number of shares to ensure adoption of the Option Plan and the Merger at the special meeting and has agreed to vote all of its shares in favor of adoption. As a result, the affirmative vote of no other stockholder will be required to effect the Option Plan and the Merger. Accordingly, the Company has determined not to solicit proxies from its stockholders.

You are welcome to attend the Special Meeting; however, WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY. We encourage you to read the entire Information Statement carefully.

Sincerely,

/s/ M. David Kamrat
M. David Kamrat
Chairman of the Board and Chief Executive Officer

NEW WORLD BRANDS, INC.
340 West Fifth Avenue
Eugene, Oregon 97401
(541) 868-2900

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934
AND REGULATION 14C THEREUNDER

THIS IS A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS
TO CONSIDER ALL MATTERS DESCRIBED HEREIN
TO BE HELD [____] [   ], 2008
AT THE OFFICES OF NEW WORLD BRANDS, INC.
AT 340 WEST FIFTH AVENUE, EUGENE, OREGON.

WE ARE NOT ASKING YOU FOR A PROXY, AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

[____] [   ], 2008

Dear Stockholder:

The information statement (this “Information Statement”) enclosed herewith is being provided to the holders of shares of common stock, par value $0.01 per share (the “Common Stock”), of New World Brands, Inc., a Delaware corporation (the “Company”, “we”, “us”, “its” or “our”), to provide information with respect to the details of the business to be conducted at the Special Meeting of Stockholders of the Company (the “Special Meeting”).

NOTICE IS HEREBY GIVEN that a Special Meeting will be held at 10:00 a.m. (PST), on [____] [   ], 2008, at the offices of the Company at 340 West Fifth Avenue, Eugene, Oregon 97401, for the following purposes:

ACTION 1:	To approve the adoption of the 2008 Stock Option Plan;

ACTION 2:
To approve the merger of Qualmax, Inc., a Delaware corporation (“Qualmax”), and currently a holder of approximately 72% of the outstanding shares of the Company’s common stock, with and into the Company; and

ACTION 3:	To transact such other business as may properly come before the meeting.

Additional detail regarding all of the above proposed actions, and about the Company in general, is provided in this Information Statement. The Company’s Board of Directors (the “Board”) believes these proposals are in the best interest of the Company and its stockholders and recommends that you vote for them.

The Board has fixed the close of business on [____] [   ], 2008 as the record date (the “Record Date”) for determining those stockholders who will be entitled to vote at the meeting or any postponement or adjournment thereof. Stockholders are invited to attend the meeting in person. This is not a proxy solicitation, and the Board does not intend to provide a proxy statement in relation to the Special Meeting.

We encourage you to read the Information Statement and the accompanying documents in their entirety. You may also obtain information about us from publicly available documents that have been filed with the Securities and Exchange Commission.

This Information Statement will first be mailed to the Company’s stockholders on or about [_________], 2008.

/s/ M. David Kamrat
Chairman of the Board and Chief Executive Officer

[____] [   ], 2008
Eugene, Oregon

TABLE OF CONTENTS2

BACKGROUND AND RECENT DEVELOPMENTS	6

RECORD DATE AND VOTING RIGHTS	9

ACTION 1: 2008 STOCK OPTION PLAN	10

Reasons for the Proposal	10

Background of the Proposal	10

Description of the Option Plan	10

General Plan Provisions	11

Federal Income Tax Consequences	12

Equity Compensation Plan Information	13

New Option Grants; Interst of Executives or Directors	14

REQUIRED VOTE	14

ACTION 2: MERGER OF QUALMAX, INC. WITH AND INTO THE COMPANY	15

Background and Rationale for the Merger	15

The Merger Agreement	16

Conditions to the Obligations of Both Parties to Complete the Merger	16

Conversion of Securities	17

Additional Agreements	18

Termination of the Agreement	19

LEGAL PROCEEDINGS	20

NO CHANGE IN NAME, BUSINESS, JOBS, MANAGEMENT, OR PHYSICAL LOCATION	20

INTERESTS OF OFFICERS AND DIRECTORS FOLLOWING THE MERGER	21

CONVERSION OF SHARES OF QUALMAX INTO THE COMPANY’S SHARES	21

2 To Update prior to filing.

FINANCIAL INFORMATION	22

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER	22

REGULATORY APPROVAL	22

REQUIRED VOTE	22

DISSENTERS’ RIGHTS	22

RELATED PARTY TRANSACTIONS	24

Relationship with Selvin Passen	24

Relationship with Jacob Schorr	24

Transactions with Selvin Passen, Jacob Schorr, and M. David Kamrat and Noah Kamrat	25

Relationship and Transactions with BOS	25

EXECUTIVE COMPENSATION	25

Summary Compensation Table	25

Outstanding Equity Awards at 2007 Fiscal Year-End	26

2007 Compensation to Directors	26

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	27

WHERE TO FIND ADDITIONAL INFORMATION	29

Annex A: Agreement and Plan of Merger	30

Annex B: 2008 Stock Option Plan	58

Annex C: Delaware General Corporation Law - Chapter 8, Section 262	74

NEW WORLD BRANDS, INC.
340 West Fifth Avenue
Eugene, Oregon 97401

This Information Statement is being provided to you by the
Board of Directors of New World Brands, Inc.

BACKGROUND AND RECENT DEVELOPMENTS

From October 16, 2001 until the consummation of the transactions described below on September 15, 2006, the Company was engaged in the business of importing wine and spirits for distribution in the United States through its wholly-owned subsidiary, International Importers, Inc., a Florida corporation (“Importers”). During that period, the Company was unable to achieve a level of sales sufficient to fund its costs of operations and accordingly, the Company relied principally on equity investments and loans made by Dr. Selvin Passen, the Company’s former Chairman of the Board and principal stockholder of the Company, together with affiliates of Dr. Passen, to fund its ongoing operations.

Due to the Company’s inability to achieve a level of sales sufficient to fund the costs of operations, beginning in late 2005, the Board started evaluating the financial condition of the Company and its prospects as a wine importer and distributor. Following its evaluation, the Board concluded that in light of the Company’s inability to achieve sufficient sales to fund operations in the near future, coupled with the significant costs associated with the Company’s operations, including those associated with being a public company, Dr. Passen’s reluctance to fund our operations under the current public company structure, and the Company’s inability to obtain other sources of funding, with the exception of a bank credit facility, which is personally guaranteed by Dr. Passen, it would be in the best interests of the Company and its stockholders to engage in a restructuring of the Company or a change in our business plan.

In early 2006, the Company’s management met with management of Qualmax, Inc., a Delaware corporation (“Qualmax”), a specialized IP communications solutions provider, equipment reseller, manufacturer, research and development company, and VoIP (voice over IP) service provider. Following discussions and meetings with management of Qualmax, the Board determined that it would be in the best interests of the Company and its stockholders to dispose of its wine and spirits distribution business and acquire the business of Qualmax by means of a purchase of Qualmax’s assets and an assumption of Qualmax’s liabilities. The decision of the Board to acquire the Qualmax business was predicated on several factors, including, among others: (1) the belief that the future potential of Qualmax’s business exceeded the Company’s wine and spirits importation business; (2) the belief that the IP communications industry is a growing industry with significant potential for growth; and (3) a capital infusion of $2,000,000 in the aggregate resulting from the sale of Importers and the purchase of shares of Common Stock by an affiliated entity of Dr. Passen (each as described below), both of which were conditions precedent to the acquisition of Qualmax’s business.

On June 22, 2006, the Company entered into an asset purchase agreement with Qualmax, which was amended as of August 28, 2006 (the “Asset Purchase Agreement”). Pursuant to the Asset Purchase Agreement, the Company agreed to acquire all of the assets of Qualmax in exchange for the assumption of Qualmax’s liabilities and the issuance to Qualmax of shares of Preferred Stock (as defined below). The consummation of the transactions contemplated by the Asset Purchase Agreement was conditioned, among other things, on the sale or disposition of the Company’s wine and spirits distribution business, as well as an additional capital infusion from Dr. Passen. Reference is made to the Company’s quarterly report on Form 10-QSB for the quarter ended September 30, 2006 for information concerning the Qualmax business acquired by the Company pursuant to the Asset Purchase Agreement, which quarterly report was filed with the Securities and Exchange Commission (the “SEC”) on November 20, 2006.

On August 28, 2006, the Company entered into a Stock Subscription Agreement with Oregon Spirit, LLC, a Nevada limited liability company (“Oregon Spirit”), pursuant to which, at a closing that took place on September 14, 2006, the Company sold to Oregon Spirit in a private placement transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), in reliance on Section 4(2) thereunder and Rule 506 of Regulation D promulgated thereunder, a total of 7,500,000 shares of Common Stock in exchange for gross proceeds of $1,500,000 in cash, or $0.20 per share.

On September 15, 2006, the Company entered into a Stock Purchase Agreement with International Spirits, LLC, a Nevada limited liability company (“Spirits”), an entity controlled by Dr. Passen, pursuant to which the Company sold all of the issued and outstanding shares of capital stock of Importers to Spirits in exchange for gross proceeds of $500,000 in cash. As a result of the sale of Spirits, the Company ceased being engaged it the wine and spirits distribution business.

Also on September 15, 2006, following the sale of Importers, the Company consummated the transactions under the Asset Purchase Agreement with Qualmax and in connection therewith, acquired all of the assets and assumed all of the liabilities of Qualmax.

In connection with the transactions contemplated by the Asset Purchase Agreement, the Board authorized the creation and issuance of shares of voting preferred stock designated as “Series A Convertible Preferred Stock” (the “Preferred Stock”). The terms, rights, preferences and privileges of the Preferred Stock are set forth in a Certificate of Designation filed with the Secretary of State of the State of Delaware on August 30, 2006, as amended on January 8, 2007 to increase the authorized number of shares of Preferred Stock from 100 to 200 (the “Certificate of Designation”). Pursuant to the Asset Purchase Agreement, the Company issued 100 shares of Preferred Stock to Qualmax, which shares of Preferred Stock were convertible into 298,673,634 shares of Common Stock and which represented more than a majority of the voting power of the Company’s issued and outstanding shares of capital stock (on an as-converted basis). Pursuant to the Certificate of Designation, the shares of Preferred Stock would be automatically converted into shares of Common Stock upon the filing of the Charter Amendments described below.

Pursuant to the terms of the Asset Purchase Agreement, the holders of an aggregate of 22,225,000 shares of Common Stock, which shares currently represent approximately 50.2% of the issued and outstanding shares of Common Stock, executed a Voting Agreement and Proxy dated as of September 15, 2006 (the “Voting Agreement”), pursuant to which each such holder agreed to vote his, her or its shares of Common Stock in favor of the Actions following the Closing and for which this Information Statement is being provided.

Effective December 29, 2006, the Company entered into an Amended and Restated Stock Subscription and Share Transfer Agreement (the “Subscription Agreement”), as well as various other agreements, with P&S Spirit, LLC, a Nevada limited liability company (“P&S Spirit”), as well as M. David Kamrat and Noah R. Kamrat (the “Kamrats”), pursuant to which, among other things, the Company sold to P&S Spirit, and P&S Spirit purchased from the Company, a total of 11.160454 shares of Preferred Stock (which shares of Preferred Stock are convertible into 33,333,333 shares of the Common Stock), for an aggregate purchase price of $3,000,000, and the Company agreed to sell, and P&S agreed to purchase, up to an additional 7.440303 shares of Preferred Stock (which shares of Preferred Stock were convertible into 22,222,222 shares of the Common Stock) upon the satisfaction of certain conditions precedent, for an aggregate purchase price of $2,000,000, the Kamrats transferred certain shares of the common stock of Qualmax, Inc. to P&S Spirit, and certain warrants to purchase Preferred Stock were issued to P&S Spirit and to the Kamrats. Reference is made to the Company’s Current Report on Form 8-K for additional information concerning the Subscription Agreement and the transactions entered into in connection therewith, which Current Report was filed with the SEC on January 8, 2007.

On January 9, 2007, the Company, IP Gear, Ltd., an Israeli corporation and wholly-owned subsidiary of the Company (“IP Gear”), P&S Spirit and B.O.S. Better Online Solutions Ltd. (“BOS”) entered into an agreement effective as of December 31, 2006 (the “BOS Agreement”), pursuant to which, among other things, the parties agreed to convert approximately $1.48 million, in the aggregate of amounts due and payable to BOS under certain agreements between the Company, IP Gear and BOS into 5.50652 shares of Preferred Stock (which shares of Preferred Stock were convertible into 16,446,544 shares of Common Stock). Reference is made to the Company’s Current Report on Form 8-K for additional information concerning the BOS Agreement and the transactions entered into in connection therewith, which Current Report was filed with the SEC on January 10, 2007.

Pursuant to a written consent of the Board, dated January 31, 2007, and a written consent, dated January 31, 2007, of a requisite number of the Company’s outstanding shares, the Company’s Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on April 24, 2007, at which time it became effective. The Amended and Restated Certificate of Incorporation (i) increased the Company’s authorized number of shares of Common Stock, $0.01 par value per share, by 550,000,000 shares; (ii) created 1,000 shares, $0.01 par value per share, of Preferred Stock; (iii) implemented a staggered Board with three classes, each serving three years; and (iv) made such other changes to the certificate of incorporation as were necessary and incidental to the foregoing. As a result of the approval of our Amended and Restated Certificate of Incorporation, effective April 24, 2007, all outstanding shares of Preferred Stock were converted to shares of Common Stock, at a ratio of 2,986,736 shares of Common Stock for each share of Preferred Stock (meaning approximately 116.67 shares of Preferred Stock, constituting all of the Company’s outstanding Preferred Stock, were converted into approximately 348.4 million shares of Common Stock).

On and effective March 30, 2007 the Company entered into a Term Loan and Security Agreement (the “P&S Term Loan Agreement” and the debt obligation pursuant thereto, the “P&S Term Loan”) with P&S Spirit in the principal amount of $1,000,000. The P&S Term Loan proceeds were used by the Company to repay all outstanding principal, interest and fees payable to Bank of America, N.A., pursuant to a pre-existing loan agreement with Bank of America, N.A., and to pay certain professional fees associated with preparation and negotiation of the P&S Loan Agreement. Subsequently, the P&S Term Loan was repaid in two payments, the first in the amount of $500,000 in August, 2007, and the second in the amount of $500,000 in February, 2008. For additional information regarding the authorization of additional shares and the conversion of Preferred Stock, reference is made to our Current Report on Form 8-K, filed with the SEC on April 30, 2007, and the Company’s Definitive Schedule 14C, filed with the SEC on March 20, 2007. For additional information regarding the P&S Term Loan, reference is made to our Current Reports on Forms 8-K, filed with the SEC on April 5, 2007, August 1, 2007 and February 27, 2008.

As previously reported on the Company’s Current Report on Form 8-K, filed with the SEC on June 6, 2007, on and effective May 31, 2007, the Company entered into a Credit Line and Security Agreement (the “P&S Credit Line Agreement” and the debt obligation pursuant thereto, the “P&S Credit Line”) with P&S Spirit, for a maximum principal available amount of $1,050,000. On February 21, 2008, the Company drew $500,000 in principal on the P&S Credit Line in order to repay its obligations under the P&S Term Loan Agreement. For additional information regarding the P&S Credit Line, reference is made to our Current Reports on Forms 8-K, filed with the SEC on June 6, 2007 and February 27, 2008.

On and effective May 31, 2007, the parties to the Subscription Agreement entered into a First Amendment to Amended and Restated Stock Subscription and Share Transfer Agreement (the “Amended P&S Subscription Agreement”), amending the Subscription Agreement. As noted above, pursuant to the Subscription Agreement, the Company agreed to sell to P&S Spirit, and P&S Spirit agreed to purchase: (i) on the date of closing: (A) 11.160454 shares of Preferred Stock of the Company, par value $0.01 per share, which shares of Preferred Stock were convertible into 33,333,333 shares of the Company’s Common Stock, par value $0.01 per share, at a price of $268,806.27 per share of Preferred Stock (equivalent to $0.09 per share of Common Stock), for an aggregate purchase price of $3,000,000; and (B) a warrant (the “Warrants”) to purchase an additional 9.300378 shares of Preferred Stock at an exercise price of $268.806.27 per share (equivalent to $0.09 per share of Common Stock); (ii) upon the satisfaction of certain conditions set forth in the Subscription Agreement, an additional 3.720151 shares of Preferred Stock, convertible into 11,111,111 shares of Common Stock (the “Tranche B-1 Shares”), at a price of $268,806.27 per share of Preferred Stock (equivalent to $0.09 per share of Common Stock), for an aggregate purchase price of $1,000,000; and (iii) upon the satisfaction of certain conditions set forth in the Subscription Agreement, an additional 3.720151 shares of Preferred Stock, convertible into 11,111,111 shares of Common Stock (the “Tranche B-2 Shares”), at a price of $268,806.27 per share of Preferred Stock (equivalent to $0.09 per share of Common Stock), or an aggregate purchase price of $1,000,000. On April 24, 2007, when the Company filed its Amended and Restated Certificate of Incorporation with the Delaware Secretary of State, all outstanding shares of Preferred Stock were automatically converted to shares of Common Stock at a ratio of 2,986,736 shares of Common Stock for each share of Preferred Stock.  As a result, the Tranche B-1 Shares and Tranche B-2 Shares were each converted into 11,111,111 shares of Common Stock.

Pursuant to the Amended P&S Subscription Agreement, P&S Spirit agreed to buy, and the Company agreed to sell, all of the Tranche B-1 Shares and Tranche B-2 Shares, as converted into a total of 22,222,222 shares of Common Stock, for an aggregate purchase price of $1,000,000, and P&S Spirit agreed to waive certain of the conditions precedent to the purchase of the Tranche B-1 Shares and Tranche B-2 Shares as set forth in the P&S Subscription Agreement.   In connection with the transactions contemplated by the Amended P&S Subscription Agreement, the Company, Qualmax, the Kamrats, P&S Spirit and certain affiliates of the Kamrats and P&S Spirit entered into a First Amendment to Amended and Restated Lock-Up Agreement, a copy of which was filed with the SEC on June 6, 2007 as Exhibit 10.7 to the Company’s Current Report on Form 8-K. Also in connection with the transaction contemplated by the Amended P&S Subscription Agreement, the Company, Qualmax, the Kamrats, P&S Spirit and certain affiliates of the Kamrats and P&S Spirit entered into a First Amendment to Amended and Restated Voting Agreement, a copy of which was filed with the SEC on June 6, 2007 as Exhibit 10.8 to the Company’s Current Report on Form 8-K. For additional information regarding the Amended P&S Subscription Agreement, reference is made to our Current Report on Form 8-K filed with the SEC on June 6, 2007.

Effective July 1, 2007, the Company sold its IP Gear, Ltd. subsidiary to TELES pursuant to a Share Sale and Purchase Agreement (the “Final Agreement”), following the execution of a preliminary share sale and purchase agreement (the “Preliminary Agreement”), both of which agreements are governed by the laws of Germany.  The Preliminary Agreement was executed on July 18, 2007, and the Final Agreement was approved by the Board and by TELES’ supervisory board on July 25, 2007.  The closing of the purchase and sale took place on July 26, 2007, immediately upon the execution of the Final Agreement.  The share sale and purchase has an effective date, for accounting purposes, of July 1, 2007. Pursuant to the Final Agreement, the Company sold all of the outstanding capital stock of its wholly-owned subsidiary, IP Gear, Ltd., to TELES. For additional information regarding the Preliminary and Final Agreements, reference is made to our Current Reports on Forms 8-K filed with the SEC on July 20, 2007, and August 1 and 9, 2007.

RECORD DATE AND VOTING RIGHTS

We are currently authorized to issue up to 600,000,000 shares of Common Stock, $0.01 par value and 1,000 shares of Preferred Stock, $0.01 par value. As of May 14, 2008, 418,479,673 shares of Common Stock were issued and outstanding and no shares of Preferred Stock were outstanding. Each share of Common Stock shall be entitled to one (1) vote on all matters submitted for stockholder approval. The record date for determination of stockholders entitled to notice of and to vote at the Special Meeting is [____] [   ], 2008.

A majority of the outstanding shares of Common Stock of the Company, entitled to vote must be represented in person or by proxy at the Special Meeting to constitute a quorum for the transaction of business. A majority of quorum is required to approve all proposals. Abstentions will not be counted either for or against any proposal to determine if a proposal is approved.

ACTION 1:
2008 STOCK OPTION PLAN

The Board recommends adoption of the 2008 Stock Option Plan (the “Option Plan”).

REASONS FOR THE PROPOSAL

The Option Plan is designed to further the growth and development of the Company by enabling eligible persons to obtain a proprietary interest in the Company and affording the Company a means of attracting to it service persons of outstanding quality.

Management and the Board believe that strong additions to the executive level, as well as middle management level, are necessary to the Company’s near and long term success. In order to attract, hire, and retain the caliber of executives that management and the Board believe will be required to help us position ourselves for growth, we will need to have the flexibility to grant stock options. The Board believes that equity incentive compensation is also an important component of our overall compensation and incentive strategy for employees, directors, and executives. Without a broad based equity plan, we believe that we will be impaired in our efforts to hire new executives of the caliber that we believe is required, and will not be able to offer competitive packages to retain such executives.

BACKGROUND OF THE PROPOSAL

A copy of the Option Plan is attached as a Annex B hereto. Under the Option Plan, up to 41,500,000 shares of common stock of the Company (“Common Stock”) shall be available from which to grant options when the grant is approved by stockholders.

The Board believes that equity incentive compensation is an important component of our overall compensation and incentive strategy for employees, directors, officers and consultants. We are committed to broad-based participation in the equity incentive grants by employees, directors, officers and consultants. We believe that the equity incentive program is important in order to maintain our culture, employee ownership, employee motivation and continued success.

DESCRIPTION OF THE OPTION PLAN

Structure. The follow summary of the principal features of the Option Plan is qualified by reference to the full text of the Option Plan, which is attached hereto as Annex B.

Types of Options. The Option Plan permits the granting of non-qualified stock options and incentive stock options (“ISOs”).

Option Shares; Grants. The total number of shares of Common Stock that will be allocated to the Option Plan (the “Reserved Shares”) will not exceed in the aggregate 41,500,000. It is intended that the number of shares available for grant under the Option Plan should always be 10% of the number of shares of Common Stock issued and outstanding. Accordingly, as of each January 1, beginning with January 1, 2009, and continuing through and including January 1, 2018, the number of Reserved Shares will be increased automatically to the extent necessary so that the number of Reserved Shares is 10% of the total number of shares of Common Stock issued and outstanding. For purposes of this increase in the number of Reserved Shares, shares of Common Stock issued as a result of the exercise of options granted under the Option Plan shall not be included in the total number of shares of Common Stock issued and outstanding.

Individual Limits. No one employee of the Company or a subsidiary may be granted options with respect to more than 10,000,000 Reserved Shares in any one calendar year under this Option Plan.

Administration by Committee. Authority to control and manage the operation and administration of the Option Plan will be vested in the Compensation Committee of the Board (the “Committee”). Members of the Committee are appointed by, and serve at the pleasure of, the Board. It is intended that the Committee shall have at least two members, both of whom are “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Nonetheless, no grant will be invalidated even if the Committee is not so constituted. The Committee has the authority to interpret the Option Plan and the rights underlying any grants or awards made subject to the Option Plan. Any decision or action of the Committee in connection with the Option Plan is final and binding. No member of the Committee shall be liable for any action arising out of or related to the Option Plan provided the member was acting in good faith and for a purpose believed to have been in the best interests of the Company or its subsidiaries.

Eligibility. Officers, directors (whether or not they are employed by the Company), and executive, managerial, or administrative employees of, and consultants and advisors to, the Company, it subsidiaries and its joint ventures are eligible to participate in the Option Plan. The Committee shall decide to whom among the eligible individuals options should be granted, except that upon receiving notice from the Committee of a determination to grant options to any member of the Board, the holders of Common Stock of the Company will have 30 days to reverse such determination and to block the grant of options to such Director. The approximate number of persons in each class who will be eligible to receive grants under the Option Plan is 35. The Board and the Committee may delegate to any officer of the Company the authority to determine to whom options should be granted.

Terms and Conditions of Option Grants. One or more options may be granted to each eligible person. The options granted under the Option Plan will be evidenced by a written option grant agreement. The Committee shall specify the grant date, exercise price, which must be at least 100% of the fair market value of a share of Common Stock on the grant date, and terms and conditions for the exercise of the options. No option under the Option Plan shall be exercisable later than 10 years after the date of grant.

Exercise of the Option. Options may be exercised by the filing of a written notice with the Company or the Company’s designated agent in the form and manner prescribed by the Committee together with payment in full of the exercise price for the number of shares being purchased. Payment for shares purchased pursuant to the Option Plan may be made (i) by certified or official bank check for the full exercise price or (ii) with the prior written consent of the Committee, by delivery of shares of Common Stock owned by the grantee (provided that if such shares were acquired pursuant to the exercise of a stock option, they were acquired at least six months prior to the exercise date or such other period as the Committee may determine) having a fair market value (as of the exercise date) equal to all or part of the option exercise price and a certificate or official bank check for any remaining portion of the full excise price, or (iii) at the sole discretion of the Committee and to the extent permitted by law, by such other methods not inconsistent with the terms of the Option Plan.

Transferability of Options. Generally, an option may not be transferred, other than by will or by the laws of descent and distribution. The Committee may provide, in any applicable Option Certificate, for transfer of an option (other than an ISO to the extent inconsistent with the requirements of Section 422 of the Code) to designated family members and certain other entities specified in the Option Plan. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment.

General Plan Provisions

Dissolution, Liquidation, or Merger and Change of Control. In the event of an occurrence after which we no longer survive as an entity, the Committee may, in its sole discretion, (i) cancel each option in exchange for a payment equal to the amount that would be received by a holder of the shares subject to the option, less the exercise price or (ii) provide for the exchange of each outstanding option for an equivalent option to purchase stock of the acquiring entity. The Committee may also accelerate or shorten the time within which each outstanding award may be exercised. After a merger, consolidation, combination or reorganization in which we are the survivor, the Committee shall determine any appropriate adjustments to outstanding Options.

Changes in Common Stock or Certain Other Events. In the event any change is made to the outstanding shares of Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change in corporate structure, the maximum number of shares of Common Stock with respect to which the Committee may grant options, and the individual limits, will be adjusted by the Committee. In the event of any change in the number of shares of Common Stock outstanding for any other event or transaction, the Committee may in its discretion, make such adjustments in the maximum number of shares of Common Stock with respect to which the Committee may grant options, and individual limit, as it deems appropriate.

Termination of Employment. The Option Plan includes provisions relating to the option recipient’s termination of employment. In general (unless the Committee provides otherwise), if a grantee terminates employment with the Company, options held at the date of such termination must be exercised within 30 days of the date of such termination (but in no event after the original expiration date of the option). If the termination of employment is by reason of a disability (as defined in the Option Plan) or death, any outstanding vested options may be exercised by the earlier of 90 days after the grantee’s termination of employment or the original expiration date of the option. If a grantee dies subsequent to incurring a termination of employment, but prior to the expiration of the 30-day or 90-day exercise period with respect to an option, the option will remain exercisable until the earlier of 90 days after the grantee’s death or the original expiration date of the option. Any exercise of an option following a grantee’s death may only be made by the grantee's executor or administrator or other duly appointed representative acceptable to the Committee, unless the grantee's will specifically disposes of the option. Unvested options are forfeited upon termination of employment. In the event of a termination of employment for cause (as defined in the Option Plan), all options, whether or not vested, will terminate upon termination of employment.

Amendment and Termination. The Board may amend, suspend or terminate the Option Plan at any time and for any reason. Further, the Board may, in its discretion, determine that any amendment should be effective only if approved by the stockholders even if such approval is not expressly required by the Option Plan or by law. But no amendment, suspension or termination shall be made which would materially impair the right or materially increase the obligations of any grantee under any outstanding option without such grantee's consent. Unless sooner terminated by the Board, the Option Plan will in all events terminate 10 years from the date the Option Plan is adopted by the Board. Any options outstanding at the time of such termination will remain in force in accordance with the provisions of the Option Plan and the instruments evidencing such awards.

Securities Laws. No award shall be effective unless made in compliance with all federal and state securities laws, rules and regulations and in compliance with any rules on any exchange on which shares are quoted.

Other Provisions. The option agreements may contain such other terms, provisions and conditions not inconsistent with the Option Plan as may be determined by the Board or the Committee.

Federal Income Tax Consequences

The following is a brief description of the federal income tax treatment that will generally apply to grants under the Option Plan based on current federal income tax rules.  The actual tax treatment may vary depending on each individual option recipient’s circumstances.

Stock Options. The grant of an option will not result in taxable income to the recipient of the option. Upon exercise of the option and subsequent disposition of the shares of Common Stock acquired through option exercise, the recipient will realize income as described below, depending on whether the option is a non-qualified option or an ISO.

Non-Qualified Options. The option recipient will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the Common Stock acquired over the exercise price for those shares and the Company will be entitled to a corresponding deduction. Gains or losses realized upon disposition of such shares will be treated as capital gains and losses, with the basis in such Common Stock equal to the fair market value of the shares at the time of exercise.

ISOs. The exercise of an ISO will not result in taxable income to the option recipient provided that he or she was, without a break in service, an employee of the Company or a subsidiary during the period beginning on the date of the grant of the option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the grantee is disabled, as that term is defined in the Code). The excess of the fair market value of the stock at the time of the exercise of an ISO over the exercise price is an adjustment that is included in the calculation of the option recipient’s alternative minimum taxable income for the tax year in which the ISO is exercised.

If the option recipient does not sell or otherwise dispose of the shares of Common Stock within two years from the date of the grant of the ISO or within one year after the transfer of such Common Stock to the individual, then, upon disposition of such Common Stock, any amount realized in excess of the exercise price will be taxed as capital gain and the Company will not be entitled to a corresponding deduction. A capital loss will be recognized to the extent that the amount realized is less than the exercise price.

If the option recipient sells or otherwise disposes of the shares without satisfying the foregoing holding period requirements, he or she generally will realize ordinary income at the time of the disposition of the shares, in an amount equal to the lesser of (i) the excess of the fair market value of the shares of Common Stock on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price and the Company will be entitled to a corresponding deduction. If the amount realized exceeds the value of the shares on the date of exercise, any additional amount will be capital gain. If the amount realized is less than the exercise price, the option recipient will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares. The Company will be entitled to a deduction to the extent that the option recipient recognizes ordinary income because of a disposition of shares before the end of the holding periods.

Section 409A. Section 409A of the Code imposes significant restrictions on deferred compensation and may have an impact on stock options under the Option Plan. If the Section 409A restrictions are not followed, a recipient of an option could be subject to accelerated liability for tax on the non-complying option, as well as a 20% penalty tax. The Option Plan is intended to comply with the requirements of Section 409A.  Any action of the Board or Committee that in any way alters or affects the tax treatment of any option or that in the sole discretion of the Board is necessary to prevent an option from being subject to tax under Section 409A of the Code will not be considered to materially impair any rights of any grantee.

Compliance with Section 162(m) of the Code. Section 162(m) of the Code limits publicly-held companies to certain annual deductions for federal income tax purposes for compensation in excess of $1 million per year paid to their chief executive officer and the three highest compensated executive officers (other than the chief executive officer and chief financial officer) determined at the end of each year. However, performance-based compensation is excluded from this limitation. Stock options granted under the Option Plan are expected to qualify as “performance-based compensation” so that the deductibility limit should not impact negatively on the Company.

The table below provides certain information concerning our equity compensation plans as of May 14, 2008.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by stockholders	-	-	-
Equity compensation plans not approved by stockholders	3,245,000	$0.20	1,755,000

NEW OPTION GRANTS; INTEREST OF EXECUTIVES OR DIRECTORS

The actual Option Grants to be made are not determinable at this time.

REQUIRED VOTE

Proposal No. One requires the affirmative vote of a majority of the votes cast on the proposal. Stockholders may vote “FOR” or “AGAINST” the proposal, or they may abstain from voting on the proposal. Abstentions will have effect of voting “AGAINST” the proposal, but broker non-votes will not have any effect on the outcome of this proposal. In the event the stockholders do not approve this proposal, the Option Plan will not be effected.

ACTION 1:
THE BOARD RECOMMENDS A VOTE“FOR” THE
APPROVAL OF THE 2008 STOCK OPTION PLAN.

ACTION 2:
MERGER OF QUALMAX, INC. WITH AND INTO THE COMPANY

BACKGROUND AND RATIONALE FOR THE MERGER

On February 18, 2008, the Company and Qualmax, Inc., a Delaware corporation (“Qualmax”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), a copy of which is attached hereto as Annex A pursuant to which Qualmax will be merged with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”), with the Company being the surviving corporation in the Merger. The Merger Agreement is attached as Annex A hereto.

As previously disclosed, in 2006, the Company consummated three separate transactions as a result of a determination by the Board to change its business plan. First, the Company sold its former wine and spirits business in exchange for gross proceeds of $500,000, which transaction was consummated on September 14, 2006. Second, the Company sold 7,500,000 shares of Common Stock in a private placement transaction in exchange for gross proceeds of $1,500,000, which private placement was consummated on September 15, 2006. Third, the Company acquired substantially all of the assets of Qualmax (the “Purchase Transaction”), in exchange for which the Company issued 100 shares of Series A Convertible Preferred Stock, par value $0.01 per share (the “Preferred Stock”) to Qualmax, which transaction was consummated on September 15, 2006. On April 24, 2007, in connection with an amendment to the certificate of incorporation of the Company, the shares of Preferred Stock automatically converted into 298,673,634 shares of Common Stock. As a result of the Purchase Transaction, Qualmax ceased conducting any business activities other than in connection with its ownership of the shares of capital stock in the Company. The shares of Common Stock held by Qualmax represent approximately seventy-two percent (72%) of the issued and outstanding shares of capital stock of the Company (calculated on an as-converted basis). For accounting purposes, the Company and Qualmax each agreed to treat the Purchase Transaction as a reverse acquisition of Qualmax by the Company. The Company and Qualmax desire to effectuate the Merger to cause a downstream merger of Qualmax with and into the Company.

Pursuant to the Merger Agreement, following the Merger, all of the properties, rights, privileges, powers and franchises of Qualmax and the Company shall vest in the Company and all debts, liabilities and duties of Qualmax and the Company shall become the debts, liabilities and duties of the Company. No changes will be made to the executive officers and directors of the Company in connection with the Merger.

In connection with the Merger, each issued and outstanding share of common stock, par value $0.001 per share, of Qualmax (“Qualmax Stock”) immediately prior to the effective time (the “Effective Time”) of the Merger (excluding any shares of Qualmax Stock held in the treasury immediately prior to the Effective Time, which shall cease to be outstanding, be canceled and retired without payment of any consideration therefor, and shall cease to exist), will be converted into a number of shares of Common Stock equal to the total number of shares of Common Stock owned by Qualmax immediately prior to the Effective Time, divided by the total number of shares of Qualmax Stock issued and outstanding immediately prior to the Effective Time (the “Exchange Ratio”). The Exchange Ratio is subject to adjustment based on any stock split, reverse split, or stock dividend (including any dividend or distribution of securities convertible into Common Stock); or any reorganization, recapitalization, reclassification, readjustment, split up, combination or exchange of shares, or other like event with respect to the Common Stock, in any case occurring prior to the Effective Time. Except as described below and provided for in the Merger Agreement, any other shares of capital stock or options, warrants or other securities convertible or exercisable into shares of capital stock of Qualmax, whether vested or unvested, shall automatically be cancelled and retired and shall cease to exist.

At the Effective Time, certain warrants to purchase shares of Qualmax Stock (the “Qualmax Stock Rights”) will be assumed by the Company and shall continue to have, and be subject to, the same terms and conditions set forth in the relevant agreement governing such Qualmax Stock Rights immediately prior to the Effective Time; except that (i) each Qualmax Stock Right will be exercisable for the number of shares of Common Stock equal to the number of shares of Common Stock that were issuable upon exercise of such Qualmax Stock Right, immediately prior to the Effective Time, multiplied by the Exchange Ratio (as defined above), rounded up to the nearest whole number of shares of Common Stock, and (ii) the per share exercise price for the Common Stock issuable upon exercise of such Qualmax Stock Right will be equal to the exercise price per share of Qualmax Stock at which such Qualmax Stock Right was exercisable immediately prior to the Effective Time, divided by the Exchange Ratio, rounded down to the nearest whole cent.

In connection with the Merger, Stockholders of the Company who oppose the Merger are not entitled to dissenters’ rights. However, holders of shares of Qualmax Stock will be entitled to appraisal and dissenter’s rights pursuant to the Delaware General Corporation Law (the “DGCL”). Any holder of shares of Qualmax Stock that demands and perfects appraisal or dissenters’ rights (any such shares that are subject to appraisal or dissenters’ rights, “Dissenting Shares”) in compliance with the DGCL shall not be converted into or represent a right to receive shares of Common Stock in the Merger, but shall only be entitled to such rights afforded to such person under the DGCL.

As described in greater detail below, the consummation of the Merger and the transactions contemplated under the Merger Agreement are subject to satisfaction of certain conditions, including (which list is not exhaustive): (1) obtaining the requisite consent of the stockholders of each of the Company and Qualmax to approve the Merger Agreement and the transactions contemplated thereunder; (2) obtaining a valid exemption from registration under the Securities Act, of the shares of Common Stock issuable to the stockholders of Qualmax in connection with the Merger, which the Company anticipates will be obtained pursuant to a “fairness hearing” conducted in the State of Oregon pursuant to Section 3(a)(10) of the Securities Act; and (3) the number of Dissenting Shares shall not exceed five percent (which percentage may be increased to 15% as provided in the Merger Agreement) of the shares of Qualmax Stock outstanding immediately prior to the Effective Time. In addition, the Merger Agreement is subject to termination upon the occurrence of certain events, including in the event that the Merger is not consummated by June 1, 2008.

THE MERGER AGREEMENT

On February 18, 2008, the Company entered into a Merger Agreement, by and between the Company and Qualmax, a Delaware corporation that currently beneficially owns 298,673,634 shares of the Common Stock, representing approximately 72% of the Company’s issued and outstanding Common Stock. Pursuant to the Merger Agreement, upon the satisfaction or waiver of the conditions set forth therein, Qualmax will merge with and into the Company, and the separate existence of Qualmax will cease; the Company will continue as the surviving corporation in the merger. The separate corporate existence of the Company, with all its rights, privileges and powers, will continue following the Merger.

Conditions to the Obligations of Both Parties to Complete the Merger

The obligation of the Company or Qualmax to effect the Merger is subject to the satisfaction of the following conditions:

(a) Exemption from Registration. Either (i) the shares of Common Stock to be issued to Qualmax as merger consideration shall be “exempt securities” under Section 3(a)(10) of the Securities Act or (ii) the Securities and Exchange Commission (the “SEC”) shall have declared effective a registration statement on Form S-4 (the “Registration Statement”) covering such shares, no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of this Information Statement on Schedule 14C, shall have been initiated or threatened in writing by the SEC.

(b) Stockholder Approval. The Merger shall, to the extent applicable, have been approved by the requisite vote of the stockholders of each of Qualmax and the Company.

(c) Governmental Actions. There shall not have been instituted and pending any action by any governmental authority that is reasonably expected to result in an order, nor shall there be in effect any judgment, decree or order of any governmental authority, either preventing the consummation of the Merger or compelling the Company or any of its subsidiaries to dispose of or hold separate assets which are material, in the aggregate, to the Company or its subsidiaries taken as a whole.

(d) Illegality. No statute, rule, regulation, executive or other order, ruling or injunction shall have been enacted, promulgated, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal or that prohibits, restrains or enjoins consummation of the Merger.

Conditions to the Obligation of the Company to Complete the Merger

In addition, the obligations of the Company to effect the Merger are also subject to the following conditions:

(a) Representations and Warranties. Except as set forth in the Merger Agreement the representations and warranties made by Qualmax as set forth in the Merger Agreement shall be true and correct as of the Effective Time.

(b) Agreements and Covenants. Qualmax shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by Qualmax on or prior to the Merger.

(c) Consents Obtained. Except as set forth in the Merger Agreement, the Company shall have been provided with satisfactory evidence that all material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Qualmax for the authorization, execution and delivery of the Merger Agreement and the consummation by it of the transactions contemplated thereby shall have been obtained and made by Qualmax.

(d) Dissenting Shares. Except as set forth in the Merger Agreement, the number of Dissenting Shares shall not exceed five percent (5%) of the shares of Qualmax stock outstanding immediately prior to the Merger.

(e) No Material Adverse Changes. There shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of Qualmax, other than a change that is directly caused by the public announcement of, and the response or reaction to, the Merger.

Conditions to the Obligation of Qualmax to Complete the Merger

In addition, the obligations of Qualmax to effect the Merger are also subject to the following conditions:

(a) Representations and Warranties. Except as set forth in the Merger Agreement, the representations and warranties of the Company as set forth in the Merger Agreement shall be true and correct as of the Effective Time.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by the Company on or prior to the Merger.

(c) Consents Obtained. Except as set forth in the Merger Agreement, Qualmax shall have been provided with satisfactory evidence that all material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company for the authorization, execution and delivery of the Merger Agreement and the consummation by it of the transactions contemplated thereby shall have been obtained and made by the Company.

Conversion of Securities

In connection with the Merger, each issued and outstanding share of common stock, par value $0.001 per share, of Qualmax (“Qualmax Stock”) immediately prior to the effective time (the “Effective Time”) of the Merger (excluding any shares of Qualmax Stock held in the treasury immediately prior to the Effective Time, which shall cease to be outstanding, be canceled and retired without payment of any consideration therefor, and shall cease to exist), will be converted into a number of shares of Common Stock determined by dividing (x) the total number of shares of Common Stock owned by Qualmax immediately prior to the Effective Time by (y) the total number of shares of Qualmax Stock issued and outstanding immediately prior to the Effective Time (which ratio is subject to adjustment based on any stock split, reverse split, or stock dividend (including any dividend or distribution of securities convertible into Common Stock); or any reorganization, recapitalization, reclassification, readjustment, split up, combination or exchange of shares, or other like event with respect to the Common Stock, in any case occurring prior to the Effective Time) (the “Exchange Ratio”), and except as described below and provided for in the Merger Agreement, and any other shares of capital stock or options, warrants or other securities convertible or exercisable into shares of capital stock of Qualmax, whether vested or unvested, shall automatically be cancelled and retired and shall cease to exist.

Additional Agreements

Stockholders’ Actions. Each of the Company and Qualmax has agreed to take, as promptly as practicable after the execution of the Merger Agreement, all reasonable actions necessary to cause the approval and authorization of the Merger and any related agreements, instruments or certificates.

Exemption from Registration. The Company shall file such documents and instruments as are required under Oregon Law with respect to a request for a fairness hearing to be held by the Department to consider the terms, conditions and fairness of the Merger. The parties have agreed to use their respective commercially reasonable efforts to obtain approval of the Merger under Oregon law as promptly as practicable after the filing of the hearing documents and to fully cooperate with each other in good faith to assist in such efforts.

If, despite Qualmax’s and the Company’s commercially reasonable efforts to obtain approval of the Merger under Oregon law the Department refuses to set a hearing date or approve the Merger, then the Company has agreed to use all commercially reasonable efforts to file, no event later than sixty (60) business days after such refusal or rejection, a Registration Statement on Form S-4 with respect to the shares of Common Stock to be issued in the Merger and to use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable.

Consents; Approvals. Qualmax and the Company each agreed to use reasonable best efforts to obtain and to cooperate with one another in order to obtain all consents, waivers, approvals, authorizations or orders, and to make all filings required in connection with the authorization, execution and delivery of the Merger Agreement.

Notification of Certain Matters. Qualmax has agreed to give prompt notice to the Company, and the Company has agreed to give prompt notice to Qualmax, of the occurrence of any event which would reasonably be expected to cause any representation or warranty set forth in the Merger Agreement to be materially untrue or inaccurate, or of any failure to materially comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such party under the Merger Agreement.

Further Action/Tax Treatment. The parties have agreed to use all reasonable efforts to take all actions necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. In addition, the parties have agreed to use their reasonable best efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code.

Public Announcements. The Company and Qualmax have agreed to consult with each other before issuing any press release or making any written public statement with respect to the Merger or this Agreement.

Stock Rights. The Company has agreed to take all action necessary immediately following the Effective Time to provide that each outstanding Qualmax Stock Right shall continue to have, and be subject to, the same terms and conditions set forth in the relevant Qualmax Stock Right Agreement immediately prior to the Effective Time; except that (i) each Qualmax Stock Right will be exercisable for the number of shares of Common Stock equal to the number of shares of Common Stock that were issuable upon exercise of such Qualmax Stock Right, immediately prior to the Effective Time, multiplied by the Exchange Ratio, rounded up to the nearest whole number of shares of Common Stock, and (ii) the per share exercise price for the Common Stock issuable upon exercise of such Qualmax Stock Right will be equal to the exercise price per share of Qualmax Stock at which such Qualmax Stock Right was exercisable immediately prior to the Effective Time, divided by the Exchange Ratio, rounded down to the nearest whole cent (each such Qualmax Stock Right, as modified, an “Adjusted Stock Right”).

In addition, the Company has agreed to take all corporate action necessary to reserve for issuance, as of the Effective Time, a sufficient number of shares of Common Stock for delivery upon exercise of the Adjusted Stock Rights and to deliver to holders of Adjusted Stock Rights, upon the exercise of such options, shares of Common Stock.

Not later than 30 days following the Effective Time, the Company (i) shall file with the SEC a registration statement on Form S-8 of the SEC (or any successor or other appropriate form) with respect to the shares of Common Stock issuable upon the exercise of the Adjusted Stock Rights and shall use reasonable best efforts thereafter to maintain the effectiveness of such registration statement and (ii) shall deliver to holders of the Adjusted Stock Rights a prospectus or prospectuses relating to such registration statement and thereafter maintain the current status of such prospectus or prospectuses, until all of the Adjusted Stock Rights have been exercised, expired or forfeited.

Prior to the Effective Time, the Company and Qualmax shall take all such reasonable steps as may be required to cause any dispositions of shares of Common Stock (including derivative securities with respect to Common Stock) or acquisitions of shares of Common Stock (including derivative securities with respect to Common Stock) resulting from the transactions contemplated by this Agreement by each officer and director of Qualmax to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Compliance with State Property Transfer Statutes. Qualmax agrees that it shall use commercially reasonable efforts to comply promptly with all requirements of applicable state property transfer laws as may be required by the relevant state agency and shall take all action reasonably necessary to cause the transactions contemplated hereby to be effected in compliance with applicable state property transfer laws. Qualmax, after consultation with the Company, shall determine which actions must be taken prior to or after the Effective Time to comply with applicable state property transfer laws, except where the failure to so comply will not materially affect the right to use or enjoy any applicable property after the Effective Time. Qualmax agrees to provide the Company with any documents required to be submitted to the relevant state agency prior to submission. The Company shall provide to Qualmax any assistance reasonably requested by Qualmax with respect to such compliance.

Termination of the Agreement

The Merger Agreement may be terminated at any time prior to the effective time of the Merger by either the board of directors of Qualmax or the Board of the Company:

•	upon mutual written consent by the board of directors of Qualmax and by the Board of the Company; or

•	except as set forth in the Merger Agreement, if the Merger shall not have been consummated by June 1, 2008; or

•
if a court of competent jurisdiction or a governmental authority shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

•	if the stockholders of the Company do not approve the Merger; or

•	if the stockholders of Qualmax do not approve the Merger.

The Merger Agreement may be terminated at any time prior to the effective time of the Merger by the board of directors of Qualmax or by the Board of the Company:

•
any of the representations and warranties of the other party as set forth in the Merger Agreement are or become inaccurate, which inaccuracy would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect (as defined in the Merger Agreement); or

•	the other party has materially breached any of the covenants or agreements on the part of such party as set forth in the Merger Agreement.

LEGAL PROCEEDINGS

The Company is currently engaged in one legal proceeding in which a director, officer, affiliate, beneficial holder of more than 5% of the Company’s outstanding Common Stock (or an associate of the aforementioned) is a party adverse to the Company. Specifically, the Company is involved in a legal proceeding with BOS, which is the beneficial owner of 17.2% of the Company.

As a result of the reverse acquisition, the Company assumed the liabilities of Qualmax.  Qualmax was named as a defendant in certain litigation filed in France before the Trade Tribunal of Nanterre against BOS by Media Partners International (“MPI,” and the litigation thereto, the “MPI Litigation”), a former distributor of BOS, whose contract with BOS allegedly related to certain distribution rights for the product division Qualmax purchased from BOS on December 31, 2005.  Pursuant to the asset purchase agreement between Qualmax and BOS, BOS agreed to indemnify and hold Qualmax harmless from liability, without limitation, arising from the claims raised in the MPI Litigation, and BOS has undertaken defense of Qualmax at BOS’s expense.  The litigation remains in its early stages.

Initial hearings on a motion for change of venue were concluded in February 2007. Additional hearings were conducted in late April 2007. The Company has been preliminarily informed that a decision from the court to maintain venue in France was made in September 2007, and that defendants have filed an appeal of that decision. At present, based upon the limited progress of the matter and without the benefit of the completion of factual discovery, management believes this litigation does not pose a significant financial risk to the Company.

NO CHANGE IN NAME, BUSINESS, JOBS, MANAGEMENT, OR PHYSICAL LOCATION

The address of the Company and Qualmax is 340 West Fifth Avenue, Eugene, Oregon 97401, and the telephone number is (541) 868-2900. The Merger will not result in any change in name, headquarters, business, jobs, management, location of any of the Company’s offices or facilities, number of employees, assets, liabilities or net worth (other than the costs which are incident to the Merger, which are immaterial). Following the Merger, the Company’s management and members of the Company’s Board will remain in the same positions they currently hold with the Company. In addition, the Company’s certificate of incorporation and bylaws will not change as a result of the Merger. The Company will not enter into any new employment agreements with the executive officers, directors or employees of the Company. Following the Merger, the terms and conditions of all employee benefit, stock option and employee stock purchase plans of the Company will remain the same as currently in effect. Other employee benefit arrangements of the Company will also be continued by upon the terms and subject to the conditions currently in effect. We believe that the Merger will not affect any of the Company’s material contracts with any third parties.

INTERESTS OF OFFICERS AND DIRECTORS FOLLOWING THE MERGER

The following table reflects the number of shares of common stock of Qualmax held by our officers and directors, and the number of shares of the Company to be issued to our officers and directors pursuant to the Merger in exchange for the Qualmax stock owned by each:

Officer or Director	Qualmax Shares Owned(1)	Shares of Common Stock Issuable on Merger(2)

Kamrat, M. David	4,307,225	59,488,149
Kamrat, Noah	4,414,326	60,967,347
Passen, Selvin	349,650	4,829,103
Oregon Spirit, LLC(3)	524,475	7,243,654
P&S Spirit, LLC(4)	3,827,655	52,864,689
Shehryar Wahid	0	0

(1)	Shares of common stock of Qualmax, Inc. owned by the officer or director as of May 14, 2008.

(2)
Shares of Common Stock of the Company issuable based upon an assumed effective date of merger of May 14, 2008. The actual effective date of the merger may change, and the number of Qualmax shares outstanding as of that date may change potentially resulting in an increase or decrease in the number of shares of Common Stock issuable to each Qualmax shareholder as a result of the merger.

(3)	Oregon Spirit, LLC is 100% owned by Selvin Passen.

(4)	P&S Spirit, LLC is owned 50% by Selvin Passen and 50% by Jacob Schorr, both of whom act as directors.

CONVERSION OF SHARES OF QUALMAX INTO THE COMPANY’S SHARES

In connection with the Merger, each issued and outstanding share of Qualmax Stock immediately prior to the Effective Time of the Merger (excluding any shares of Qualmax Stock held in the treasury immediately prior to the Effective Time, which shall cease to be outstanding, be canceled and retired without payment of any consideration therefor, and shall cease to exist), will be converted into a number of shares of Common Stock equal to the total number of shares of Qualmax Stock issued and outstanding immediately prior to the Effective Time, divided by the Exchange Ratio. Except as described above and provided for in the Merger Agreement, any other shares of capital stock or options, warrants or other securities convertible or exercisable into shares of capital stock of Qualmax, whether vested or unvested, shall automatically be cancelled and retired and shall cease to exist.

Change of Control. The Purchase Acquisition was treated as a reverse acquisition for accounting purposes. As a result of the Purchase Acquisition, Qualmax was deemed to acquire the company for accounting purposes, thereby effecting a change of control of the Company.  As of September 15, 2006, the Company’s consolidated financial statements reflected the financial information of Qualmax and its wholly owned subsidiary. The Merger will not result in a change of control of the Company, because the Qualmax stockholders, who prior to the Merger control the Company through their indirect beneficial ownership of the Qualmax Shares will control the Company through their direct beneficial ownership of the Common Stock following the Merger. The beneficial owners of the Common Stock will not change as a result of the Merger, but only the nature of their ownership of the Common Stock will change, from indirect ownership to direct ownership.

No Changes to Financial Statements. The Merger will not result in any changes to the Company’s financial statements.

No Dilutive Effect. Because the Merger will cause the exchange of already issued shares held by Qualmax for new shares issued directly to Qualmax stockholders, the issuance of shares of Common Stock to Qualmax stockholders in exchange for Qualmax’s Common Stock pursuant to the Merger will not result in any dilution to the Company’s stockholders. However, also pursuant to the Merger certain warrants to purchase Qualmax stock (the “Qualmax Warrants”) will be converted into warrants to purchase stock of the Company, in the following amounts and subject to the following terms:

Warrants Issued	Exercise Price	Expiration Date

1,479,778	$0.20	December 31, 2010
5,149,316	$0.07	June 30, 2010

However, because the Qualmax Warrants’ exercise price is higher than the current reported trading price of the Company’s stock, the conversion of the Qualmax Warrants does not have a currently dilutive effect.

FINANCIAL INFORMATION

For the Company’s financial data, see “Part I. Financial Information—Item 1. Financial Statements” in the Company’s Form 10-Q for the quarter ended March 31, 2008, filed with the SEC on May 15, 2008, and incorporated herein by reference.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following summarizes certain material U.S. federal income tax consequences of the Merger to the Company, Qualmax, the stockholders of the Company and the stockholders of Qualmax. This summary is based upon the Code, judicial decisions, Treasury Regulations and rulings in existence on the date hereof, all of which are subject to change, possibly with retroactive effect. No tax ruling has been or will be sought from the U.S. Internal Revenue Service or any other taxing authority, and no opinion of counsel has been or will be sought, with respect to the tax consequences of the Merger. This summary also does not discuss all of the tax consequences that may be relevant to a particular stockholder of the Company or Qualmax or to stockholders of the Company or Qualmax that are subject to special treatment under the U.S. federal income tax laws.

The following U.S. federal income tax consequences should result from the Merger:

•	No gain or loss should be recognized by the Company as a result of the Merger;

•	No gain or loss should be recognized by the stockholders of the Company as a result of the Merger;

•	No gain or loss should be recognized by the stockholders of Qualmax upon receipt of the Common Stock solely in exchange for the Qualmax Stock;

•
The aggregate tax basis of the shares of Common Stock received by the stockholders of Qualmax in exchange for the Qualmax Stock in the Merger should be the same as the aggregate tax basis of the Qualmax Stock exchanged; and

•	The holding period for shares of Common Stock received by the stockholders of Qualmax in the Merger should include the holding period of the Qualmax Stock exchanged.

ANY DISCUSSION CONTAINED IN THIS PROXY STATEMENT AS TO FEDERAL, STATE OR LOCAL TAX MATTERS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE, OR LOCAL TAX PENALTIES. THIS DISCUSSION IS WRITTEN IN CONNECTION WITH THE MATTERS ADDRESSED HEREIN. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

REGULATORY APPROVAL

To the Company’s knowledge, the only required regulatory or governmental approval or filing necessary in connection with the consummation of the Merger will be the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

REQUIRED VOTE

Proposal No. Two requires the affirmative vote of a majority of the votes cast on the proposal. Stockholders may vote “FOR” or “AGAINST” the proposal, or they may abstain from voting on the proposal. Abstentions will have effect of voting “AGAINST” the proposal, but broker non-votes will not have any effect on the outcome of this proposal. In the event the stockholders do not approve this proposal, the Merger will not be effected.

DISSENTERS’ RIGHTS

Under Delaware law, the Company’s stockholders will be entitled to appraisal rights in the Merger. This means that such stockholders are entitled to have the value of their shares determined by the Delaware Court of Chancery and to receive payment based on that valuation, together with a fair rate of interest, if any, as determined by the court.

Generally, to exercise appraisal rights, the Company’s stockholders must deliver a written demand for appraisal to the Company before the vote with respect to the Merger Agreement is taken, must not vote in favor of the approval and adoption of the Merger Agreement and must continuously hold their shares of Common Stock from the date they make their demand for appraisal through the effective date of the Merger. Failure to follow the procedures specified under Delaware law, as described in Section 262 of the DGCL will result in the loss of appraisal rights. A copy of Section 262 of the DGCL is attached to this Information Statement as Annex B.

ACTION 2:
THE BOARD RECOMMENDS A VOTE“FOR” THE
APPROVAL OF THE MERGER
OF QUALMAX WITH AND INTO THE COMPANY

RELATED PARTY TRANSACTIONS

Relationship with Selvin Passen

To fund operations in the past, we have had to rely on loans from Dr. Selvin Passen, a Board member and a substantial stockholder (directly and beneficially, as described in more detail above in “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters”).  As of September 15, 2006, none of those prior loans remained.

Dr. Passen has invested substantially in the Company since September 15, 2006:

•
Via Oregon Spirit, LLC, Dr. Passen invested $1,500,000 on September 14, 2006 in relation to the Reverse Acquisition (as described in more detail in the Company’s 2006 Annual Report on Form 10-KSB Report in Item 5, “Market for Common Equity and Related Stockholder Matters and Small Business Issuer Purchases of Equity Securities—Recent Sales of Unregistered Securities”).

•
Via P&S Spirit, LLC, Dr. Passen invested $1,500,000 (based upon Dr. Passen’s 50% ownership therein) on December 29, 2006, pursuant to the P&S Subscription Agreement, as described in more detail in the Company’s 2006 Annual Report on Form 10-KSB Report in Item 5, “Market for Common Equity and Related Stockholder Matters and Small Business Issuer Purchases of Equity Securities—Recent Sales of Unregistered Securities.”

•
Via P&S Spirit, LLC, Dr. Passen loaned $500,000 (based upon Dr. Passen’s 50% ownership therein) on March 30, 2007, pursuant to the P&S Term Loan Agreement, as described in more detail in the Company’s 2006 Annual Report on Form 10-KSB Report in Item 6, “Management’s Discussion and Analysis or Plan of Operation—Liquidity and Capital Resources.” $250,000 of Dr. Passen’s loan pursuant to the P&S Term Loan Agreement was repaid on August 9, 2007, as described in more detail in the Company’s Current Reports on Form 8-K filed with the SEC August 1, 2007 and August 9, 2007. The remaining $250,000 of Dr. Passen’s loan pursuant to the P&S Term Loan Agreement was repaid in February 2008, as disclosed on the Company’s Current Report on Form 8-K, filed with the SEC on February 27, 2008.

•
Via P&S Spirit, LLC, Dr. Passen invested an additional $500,000 (based upon Dr. Passen’s 50% ownership therein), and loaned an additional $525,000, on May 31, 2006, pursuant to the P&S Subscription Agreement and Credit Line Agreement, as described in more detail in the Company’s Current Report on Form 8-K filed with the SEC June 6, 2007.

Relationship with Jacob Schorr

Jacob Schorr, Ph.D., serves on our Board and is a substantial stockholder (beneficially, as described in more detail above in “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters”). Dr. Schorr’s investments in the Company are as follows:

•
Via P&S Spirit, LLC, Dr. Schorr invested $1,500,000 (based upon Dr. Schorr’s 50% ownership therein) on December 29, 2006, pursuant to the P&S Subscription Agreement, as described in more detail in the Company’s 2006 Annual Report on Form 10-KSB Report in Item 5, “Market for Common Equity and Related Stockholder Matters and Small Business Issuer Purchases of Equity Securities—Recent Sales of Unregistered Securities.”

•
Via P&S Spirit, LLC, Dr. Schorr loaned $500,000 (based upon Dr. Schorr’s 50% ownership therein) on March 30, 2007, pursuant to the P&S Term Loan Agreement, as described in more detail in the Company’s 2006 Annual Report on Form 10-KSB Report in Item 6, “Management’s Discussion and Analysis or Plan of Operation—Liquidity and Capital Resources.” $250,000 of Dr. Schorr’s loan pursuant to the P&S Term Loan Agreement was repaid on August 9, 2007, as described in more detail in the Company’s Current Reports on Form 8-K filed with the SEC August 1, 2007 and August 9, 2007.

•
Via P&S Spirit, LLC, Dr. Schorr invested an additional $500,000 (based upon Dr. Schorr’s 50% ownership therein), and loaned an additional $525,000, on May 31, 2006, pursuant to the P&S Subscription Agreement and Credit Line Agreement, as described in more detail in the Company’s Current Report on Form 8-K filed with the SEC June 6, 2007.

Transactions with Selvin Passen, Jacob Schorr, and M. David Kamrat and Noah Kamrat

Since September 15, 2006 the Company has entered into various additional transactions with Dr. Passen, and his affiliates, as well as with Dr. Schorr and his affiliates, M. David Kamrat, the Company’s Chief Executive Officer and Chairman of the Board and Noah R. Kamrat, the Company’s former President and a former director. Reference is made to the description of each these related party transactions in the 2006 Annual Report on Form 10-KSB, in Item 1, “Description of Business—Background and Recent Developments,” Item 5, “Market for Common Equity and Related Stockholder Matters and Small Business Issuer Purchases of Equity Securities—Recent Sales of Unregistered Securities,” and Item 12, “Certain Relationships and Related Transactions, and Director Independence.”

Noah Kamrat resigned from the Board effective August 20, 2007.

Relationship and Transactions with BOS

As a result of our acquisition on December 31, 2005 of certain assets of BOS, BOS became a principal stockholder of the Company.  Reference is made to the description of related party transactions with BOS in Item 1, “Description of Business—BOS Debt Conversion,” and in Item 5, “Market for Common Equity and Related Stockholder Matters and Small Business Issuer Purchases of Equity Securities—Recent Sales of Unregistered Securities.”

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation of the named executive officers of the Company for the Company’s last two completed fiscal years:

Name and Principal Position	Year	Annual Salary ($)	Bonuses ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)
M. David Kamrat (1)	2007	$150,000	$0	$0	$0	$0	$0	$0	$150,000
CEO , President & Chairman	2006	$120,000	$0	$0	$0	$0	$0	$0	$120,000

Noah Kamrat (2)	2007	$140,000	$0	$0	$0	$0	$0	$0	$140,000
CTO, Former President & Director	2006	$120,000	$0	$0	$0	$0	$0	$0	$120,000

Ian R. Richardson (3)	2007	$120,000	$20,000	$0	$0	$0	$0	$0	$140,000
Former Vice President, General Counsel	2006	$120,000	$0	$0	$0	$0	$0	$0	$120,000

Duy Tran (4)	2007	$120,000	$0	$0	$0	$0	$0	$0	$120,000
Former Vice President, Secretary	2006	$120,000	$0	$0	$0	$0	$0	$0	$120,000

Shehryar Wahid (5)	2007	$110,000	$0	$0	$0	$0	$0	$0	$110,000
Chief Financial Officer & COO	2006	$0	$0	$0	$0	$0	$0	$0	$0

David Rudden (6)	2007	$0	$0	$0	$0	$0	$0	$0	$0
Former Chief Executive Officer	2006	$111,700	$0	$0	$0	$0	$0	$0	$111,700

(1)
The executive officer has served in such capacity since September 15, 2006, the date on which the Company consummated the acquisition of the Qualmax business (as further discussed above under Item 1, “Description of Business - Background and Recent Developments, Change in Business from Wine Distribution to VoIP Technology”).

(2)
Mr. Kamrat served as the Company’s President Chief Operating Officer from September 15, 2000 until January 24, 2007, and since January 24, 2007 has served as the Company’s Chief Technology Officer and Vice President of Operations.

(3)
Mr. Richardson served as Chief Financial Officer of the Company from September 15, 2006 to January 31, 2007, and from September 15, 2006 until August 1, 2007 served as General Counsel and Vice President.

(4)	Mr. Tran served as the Company’s Vice President and Secretary from September 15, 2006 until August 1, 2007.

(5)	Mr. Wahid did not become an officer until February 1, 2007, and therefore did not receive any compensation as an officer during fiscal year 2006.

(6)	Mr. Rudden served as Chief Executive Officer from November 10, 2005 until his resignation on September 14, 2006.

Outstanding Equity Awards at 2007 Fiscal Year-End

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
M. David Kamrat	0	0	0	$0	n/a	0	$0	$0	$0
Noah Kamrat	0	0	0	$0	n/a	0	$0	$0	$0
Ian Richardson	0	0	0	$0	n/a	0	$0	$0	$0
Duy Tran	0	0	0	$0	n/a	0	$0	$0	$0
Shehryar Wahid	0	0	0	$0	n/a	0	$0	$0	$0

2007 Compensation to Directors

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)
M. David Kamrat	$0	$0	$0	$0	$0	$0	$0
Noah Kamrat (1)	$0	$0	$0	$0	$0	$0	$0
Jacob Schorr, Ph.D.	$0	$0	$0	$0	$0	$0	$0

(1)	Mr. Kamrat resigned from the Board effective August 20, 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 21, 2008, with respect to (i) those persons known to us to beneficially own more than 5% of our voting securities, (ii) each of our directors, (iii) each of our executive officers, and (iv) all directors and executive officers as a group. The information is determined in accordance with Rule 13d-3 promulgated under the Exchange Act. Except as indicated below, the beneficial owners have sole voting and dispositive power with respect to the shares beneficially owned.

		Beneficial Ownership
				Percentage of
Title of Class	Name and Address of Beneficial Owner(1)	Number of Shares		Class	Total Outstanding

Common Stock	Qualmax, Inc.	298,673,634		71.37%	71.37%

	M. David Kamrat(2)	166,176,267	(3)	37.24%	37.24%

	Noah Kamrat(4)	166,176,267	(5)	37.24%	37.24%

	P&S Spirit LLC(6) c/o Oregon Spirit LLC 2019 SW 20th Street, Suite 108 Fort Lauderdale, FL 33315	136,198,022	(7)	30.52%	30.52%

	Dr. Selvin Passen(8) 2019 SW 20th Street, Suite 108 Fort Lauderdale, FL 33315	100,221,768	(9)	23.09%	23.09%

	Jacob Schorr, Ph.D.(10)	68,099,011	(11)	15.75%	15.75%

	Ian T. Richardson(12)	0		0%	0%

	Duy Tran(13)	18,913,655	(14)	4.52%	4.52%

	B.O.S. Better Online Solutions Ltd. Beit Rabin, Teradyon Industrial Park Misgav 20170 Israel	71,040,519	(15)	16.98%	16.98%

	Shehryar Wahid	0		0%	0%

	Total directors and executive officers as a group	334,497,045		70.30%	70.30%

(1)	Except as otherwise indicated, the address of each Beneficial Owner is 340 West Fifth Avenue, Eugene, Oregon 97401.

(2)	M. David Kamrat serves as our President and Chief Executive Officer, and our Chairman of the Board. Mr. Kamrat is also a director and a principal stockholder of Qualmax, Inc.

(3)
Represents: (a) 59,488,149 shares of Common Stock beneficially owned as a result of Mr. Kamrat’s direct ownership interest in Qualmax, Inc.; (b) indirect beneficial ownership of 78,910,340 shares of Common Stock based on Mr. Kamrat’s wife, son and daughter-in-law’s direct ownership interests in Qualmax, Inc.; (c) direct ownership of a warrant to purchase 13,888,889 shares of Common Stock exercisable within the next 60 days; and (d) indirect beneficial ownership of a warrant to purchase 13,888,889 shares of Common Stock based upon Mr. Kamrat’s son’s direct ownership of a warrant to purchase shares of Common Stock.

(4)	Noah Kamrat serves as our Chief Technology Officer, and until August 20, 2007, served as a director. Mr. Kamrat is also a director and a principal stockholder of Qualmax, Inc.

(5)
Represents: (a) 60,967,347 shares of Common Stock beneficially owned as a result of Mr. Kamrat’s direct ownership interest in Qualmax, Inc.; (b) indirect beneficial ownership of 77,431,142 shares of Common Stock based on Mr. Kamrat’s wife, father and mother’s direct ownership interests in Qualmax, Inc.; (c) direct ownership of a warrant to purchase 13,888,889 shares of Common Stock exercisable within the next 60 days; and (d) indirect beneficial ownership of a warrant to purchase 13,888,889 shares of Common Stock based upon Mr. Kamrat’s father’s direct ownership of a warrant to purchase shares of Common Stock.

(6)	P&S Spirit is owned equally by Dr. Selvin Passen and Jacob Schorr, Ph.D., both of whom are directors of the Company.

(7)
Represents: (a) 55,555,555 shares of Common Stock owned directly by P&S Spirit; (b) a warrant, owned directly by P&S Spirit, to purchase 27,777,778 shares of Common Stock exercisable within the next 60 days; and (c) indirect beneficial ownership of 52,864,689 shares of Common Stock based upon P&S Spirit’s direct ownership interest in Qualmax, Inc.

(8)	Dr. Passen serves as a director of the Company.

(9)
Represents: (a) 10,000,000 shares of Common Stock directly owned by Dr. Passen; (b) 800,000 shares of Common Stock indirectly beneficially owned by Dr. Passen based upon certain of his children’s direct ownership of Common Stock; (c) 7,500,000 shares of Common Stock indirectly beneficially owned based upon Dr. Passen’s ownership of Oregon Spirit LLC, as a result of Oregon Spirit’s direct ownership of shares of Common Stock; (d) 4,829,103 shares of Common Stock indirectly beneficially owned by Dr. Passen based on his direct ownership interest in Qualmax, Inc.; (e) 7,243,654 shares of Common Stock indirectly beneficially owned by owned by Dr. Passen based on his ownership interest in Oregon Spirit LLC, as a result of Oregon Spirit’s direct ownership interest in Qualmax, Inc.; (f) 27,777,778 shares of Common Stock indirectly beneficially owned by Dr. Passen based on his direct one-half ownership interest in P&S Spirit LLC; (g) direct ownership of warrants and options to purchase 1,750,000 shares of Common Stock exercisable within the next 60 days; (h) indirect beneficial ownership of a warrant to purchase 13,888,889 shares of Common Stock, exercisable within the next 60 days, based upon Dr. Passen’s direct one-half ownership interest in P&S Spirit, as a result of P&S Spirit’s direct ownership of warrants to purchase shares of Common Stock; and (i) indirect beneficial ownership of 26,432,344 shares of Common Stock based upon Dr. Passen’s direct one-half ownership interest in P&S Spirit, as a result of P&S Spirit’s direct ownership interest in Qualmax, Inc.

(10)	Dr. Schorr serves as a director of the Company.

(11)
Represents: (a) 27,777,778 shares of Common Stock indirectly beneficially owned by Dr. Passen based on his direct one-half ownership interest in P&S Spirit LLC; (b) indirect beneficial ownership of a warrant to purchase 13,888,889 shares of Common Stock, exercisable within the next 60 days, based upon Dr. Schorr’s direct one-half ownership interest in P&S Spirit, as a result of P&S Spirit’s direct ownership of warrants to purchase shares of Common Stock; and (c) indirect beneficial ownership of 26,432,344 shares of Common Stock based upon Dr. Schorr’s direct one-half ownership interest in P&S Spirit, as a result of P&S Spirit’s direct ownership interest in Qualmax, Inc.

(12)
Mr. Richardson served as Vice President and interim Chief Financial Officer from September 15, 2006 until January 31, 2007 and from September 15, 2006 to July 31, 2007 served as Vice President and General Counsel to the Company.

(13)	Mr. Tran served as Vice President & Secretary of the Company from September 15, 2006 to July 31, 2007, and from September 15, 2006 until January 31, 2007 served as a director of the Company.

(14)
Represents: (a) indirect beneficial ownership of 8,564,341 shares of Common Stock based on the direct ownership interest in Qualmax, Inc. by Microstar Communications Corp, an entity controlled by Mr. Tran; and (b) indirect beneficial ownership of 10,349,314 shares of Common Stock based on Mr. Tran’s direct ownership of options to purchase shares of common stock of Qualmax, Inc. exercisable within the next 60 days.

(15)
Represents: (a) direct ownership of 16,446,544 shares of Common Stock; (b) indirect beneficial ownership of 53,384,683 shares of Common Stock based on BOS’s direct ownership interest in Qualmax, Inc.; and (c) indirect beneficial ownership of 1,209,282 shares of Common Stock based on BOS’s ownership of options to purchase shares of common stock of Qualmax, Inc. exercisable within the next 60 days.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1−800−SEC−0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC's website at http://www.sec.gov.

You should rely only on the information contained or incorporated by reference in this Information Statement to vote your shares at the Special Meeting. We have not authorized anyone to provide you with information that is different from what is contained in this Information Statement. This Information Statement is dated May 20, 2008. You should not assume that the information contained in this Information Statement is accurate as of any date other than that date, and the mailing of this Information Statement to stockholders does not create any implication to the contrary.

 Annex A

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

NEW WORLD BRANDS, INC.,

and

QUALMAX, INC.

Dated as of February 18, 2008

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of February 18, 2008 (this “Agreement”), is by and between New World Brands, Inc., a Delaware corporation (“the Company”), and Qualmax, Inc., a Delaware corporation (“Qualmax”).

RECITALS

The Company and Qualmax are parties to that certain Asset Purchase Agreement dated as of June 22, 2006, as amended on August 28, 2006 (the “Purchase Agreement”), pursuant to which, at a closing that took place on September 15, 2006, among other things, the Company acquired all of the assets of Qualmax in exchange for the assumption of Qualmax’s liabilities and the issuance to Qualmax of 100 shares of the Company’s Series A Convertible Preferred Stock, par value $0.01 per share, which shares of Preferred Stock were converted into 298,673,634 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) on April 24, 2007 upon the filing of a Certificate of Amendment to the Company’s certificate of incorporation with the Secretary of State of the State of Delaware.

The board of directors of the Company and Qualmax have each determined that it is advisable and in their best interests, and in the best interests of their respective stockholders, and consistent with and in furtherance of their respective business strategies and goals, for Qualmax to merge with and into the Company upon the terms and subject to the conditions set forth herein (the “Merger”) and in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), with the Company being the surviving corporation in the Merger.

The Company and Qualmax intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”) and that the transactions contemplated by this Agreement be undertaken pursuant to such plan.

Pursuant to the Merger, each issued and outstanding share of common stock, par value $0.001 per share, of Qualmax (the “Qualmax Stock”) immediately prior to the effective time of the Merger, shall be converted into the right to receive shares of Common Stock of the Company, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company and Qualmax hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms. For purposes of this Agreement, the following terms shall have the following meanings:

“Adjusted Stock Right” is defined in Section 6.07(a).

“Affiliates”, with respect to any Person, means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person. For the purpose of the definition of Affiliate, the term “control” (including the terms “controlling” and “controlled”) means the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” is defined in the Preamble.

“Certificate of Merger” is defined in Section 2.02.

“Certificates” is defined in Section 2.06(e).

“Code” is defined in the Recitals.

“Company” is defined in the Preamble.

“Company Charter Documents” is defined in Section 4.02.

“Company Stock Rights” is defined in Section 4.03(a).

“Company Rights Agreements” is defined in Section 4.03(a).

“Common Stock” is defined in the Recitals.

“DGCL” is defined in the Recitals.

“Effective Time” is defined in Section 2.02.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“Exchange Agent” is defined in Section 2.07(a).

“Exchange Ratio” is defined in Section 2.06(a).

“Governmental Authority” is defined in Section 3.05(b).

“knowledge” means, with respect to any matter in question, the actual knowledge at any time of the executive officers of Qualmax or the Company, as the case may be.

“Material Adverse Effect” means, (i) with respect to Qualmax, any event, change, cause, effect or circumstance which has a material adverse effect on the business, assets (including intangible assets), financial condition or results of operations of Qualmax, taken as whole, and (ii) with respect to the Company, any event, change, cause, effect or circumstance which has a material adverse effect on the business, assets (including intangible assets), financial condition or results of operations of the Company and/or its subsidiaries, taken as whole; provided, however, that each of the following shall be excluded from the definition of Material Adverse Effect and from any determination as to whether a Material Adverse Effect has occurred or may occur: changes, effects or circumstances, that are applicable to (A) the industry generally in which Qualmax or the Company, as the case may be, operates, (B) the United States securities markets generally, (C) personnel and other changes customarily attendant to transactions of the type contemplated by this Agreement, including, without limitation, any disruption of customer, supplier or employee relationships, and (D) general changes in economic, regulatory or political conditions generally, in the case of (A) and (D) above, to the extent that the relevant change does not have a materially disproportionate impact on it as compared to other similarly situated companies in similar industries.

“Merger” is defined in the Recitals.

“Merger Consideration” is defined in Section 2.07(b).

“Merger Proposals” means proposals for: (1) the approval and authorization of this Agreement and any related agreements, instruments or certificates; and (2) the approval and authorization of the consummation of the transactions contemplated by this Agreement, including, without limitation, the Merger.

“Qualmax” is defined in the Preamble.

“Qualmax Charter Documents” is defined in Section 3.02.

“Qualmax Preferred Stock” is defined in Section 3.03.

“Qualmax Stock” is defined in the Recitals.

“Qualmax Stock Rights” is defined in Section 2.06(c).

“Qualmax Stock Right Agreements” is defined in Section 2.06(c).

“Person” means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

“Post-Acquisition SEC Documents” is defined in Section 4.07(b).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

“subsidiary” or “subsidiaries” of Qualmax, the Company or any other Person means any corporation, partnership, joint venture or other legal entity of which Qualmax, the Surviving Corporation, the Company or such other Person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Surviving Corporation” is defined in Section 2.01.

“Termination Date” is defined in Section 8.01(b).

When reference is made in this Agreement to Qualmax or the Company, such reference shall include their respective subsidiaries, as and to the extent the context so requires, whether or not explicitly stated in this Agreement.

ARTICLE II

THE MERGER

SECTION 2.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Qualmax and the Company shall consummate the Merger pursuant to which (a) Qualmax shall be merged with and into the Company and the separate existence of Qualmax shall thereupon cease, (b) the Company shall continue as the surviving corporation in the Merger (hereinafter sometimes referred to as the “Surviving Corporation”) and shall continue to be governed by the DGCL and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger

SECTION 2.02. Closing; Effective Time.

(a) Unless this Agreement shall have been terminated and the transactions herein contemplated hereunder shall have been abandoned pursuant to Section 8.01 hereof, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely at the offices of Kramer Levin Naftalis & Frankel LLP located at 1177 Avenue of the Americas, New York, New York 10036 at 3:00 p.m. (NY time), as promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VII. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”

(b) Immediately prior to the Closing, Qualmax and the Company shall duly execute a certificate of merger (the “Certificate of Merger”) and file such Certificate of Merger with the Secretary of State of Delaware in accordance with the DGCL. The Merger shall become effective at 11:59 p.m. (NY time) on the date of the filing of the Certificate of Merger with the Secretary of State of Delaware or such other date as may be mutually agreed between Qualmax and the Company and included in the Certificate of Merger (the “Effective Time” and the day that includes the Effective Time the “Effective Date”).

SECTION 2.03. Effect of the Merger. The Merger shall have the effect set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the properties, rights, privileges, powers and franchises of Qualmax and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Qualmax and the Company shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the DGCL

SECTION 2.04. Certificate of Incorporation; Bylaws. At the Effective Time, the certificate of incorporation of the Company (the “Certificate of Incorporation”), as in effect immediately prior to the Effective Time, shall be, upon effectiveness of the Merger, the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by applicable law and by the terms of such Certificate of Incorporation. The by-laws of the Company, as in effect immediately prior to the Effective Time (the “By-Laws”), shall be, upon effectiveness of the Merger, the by-laws of the Surviving Corporation until thereafter amended as provided by applicable law.

SECTION 2.05. Directors and Officers. The directors of the Company immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

SECTION 2.06. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Qualmax or the holders of any securities of Qualmax:

(a) Conversion of Securities. Each share of Qualmax Stock issued and outstanding immediately prior to the Effective Time (excluding any shares of Qualmax Stock to be canceled pursuant to Section 2.06(b) hereof) shall be converted, subject to Sections 2.06(e) and (f) hereof, into a number of shares of Common Stock determined by dividing (x) the total number of shares of Common Stock owned by Qualmax immediately prior to the Effective Time by (y) the total number of shares of Qualmax Stock issued and outstanding immediately prior to the Effective Time (such ratio, the “Exchange Ratio”), and except as provided in Section 2.06(c) hereof, and any other shares of capital stock or options, warrants or other securities convertible or exercisable into shares of capital stock of Qualmax, whether vested or unvested, shall automatically be cancelled and retired and shall cease to exist.

(b) Cancellation. At the Effective Time, each share of Qualmax Stock held in the treasury of Qualmax immediately prior to the Effective Time shall cease to be outstanding, be canceled and retired without payment of any consideration therefor, and shall cease to exist.

(c) Stock Options and Warrants. At the Effective Time, those options or warrants to purchase shares of Qualmax Stock (collectively, the “Qualmax Stock Rights”) listed on Schedule 6.07 hereto (collectively, the “Qualmax Stock Right Agreements”), shall be treated in accordance with Section 6.07 hereof.

(d) Adjustments to Exchange Ratio. The Exchange Ratio, the Merger Consideration and any other relevant amounts and terms in this Agreement shall be appropriately adjusted to reflect fully the effect of: any stock split, reverse split, or stock dividend (including any dividend or distribution of securities convertible into Common Stock); or any reorganization, recapitalization, reclassification, readjustment, split up, combination or exchange of shares, or other like event with respect to the Common Stock, in any case occurring after the date hereof and prior to the Effective Time.

(e) Fractional shares of Common Stock. No certificates or scrip representing less than one (1) share of Common Stock shall be issued in exchange for shares of Qualmax Stock upon the surrender for exchange of a certificate which immediately prior to the Effective Time represented issued and outstanding shares of Qualmax Stock (the “Certificates”). In lieu of any such fractional share, each holder of shares of Qualmax Stock issued and outstanding immediately prior to the Effective Time who would otherwise have been entitled to fractional shares of Common Stock upon surrender of Certificates for exchange shall have his, her or its shares aggregated and each fractional share resulting from such aggregation shall be rounded up to the nearest whole share and no cash payment shall be made.

SECTION 2.07. Exchange of shares of Qualmax Stock.

(a) Exchange Agent. The Company shall cause to be supplied to or for such bank or trust company as shall be designated by the Company and shall be reasonably acceptable to Qualmax (the “Exchange Agent”), in trust for the benefit of the holders of shares of Qualmax Stock, as needed for exchange in accordance with this Section 2.07 through the Exchange Agent, the shares of Common Stock deliverable pursuant to Section 2.06(a) hereof.

(b) Exchange Procedures.

(i) As soon as reasonably practicable after the Effective Time, the Company will cause the Exchange Agent to mail to each holder of record of Certificates (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Company may reasonably specify and as are consistent with the terms of this Agreement), and (ii) instructions to effect the surrender of the Certificates in exchange for the shares of Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive, in exchange therefore, that number of whole shares of Common Stock which such holder has the right to receive in accordance with Section 2.06(a) hereof in respect of the shares of Qualmax Stock formerly evidenced by such Certificate(s) and (the Common Stock being referred to as the “Merger Consideration”).

(ii) The holder of such Certificate, upon exchange for shares of Common Stock, shall also receive any dividends or other distributions to which such holder is entitled pursuant to Section 2.07(c). Certificates surrendered shall forthwith be canceled following the Effective Time. In the event of a transfer of ownership of shares of Qualmax Stock which is not registered in the transfer records of Qualmax as of the Effective Time, the Merger Consideration, dividends and distributions may be issued and paid in accordance with this Article II to a transferee if the Certificate evidencing such shares of Qualmax Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 2.07(b) and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Qualmax Stock will be deemed from and after the Effective Time, for all corporate purposes other than the payment of dividends or other distributions, to evidence the ownership of the number of whole shares of Common Stock into which such shares of Qualmax Stock shall have been so converted under Section 2.06 hereof.

(iii) Shares of Qualmax Stock held at the Effective Time in book-entry form shall be exchanged for Merger Consideration in accordance with the customary procedures of The Depository Trust Company.

(c) Distributions with Respect to Unexchanged shares of Qualmax Stock. No dividends or other distributions declared or made after the Effective Time with respect to shares of Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Common Stock that such holder is entitled to receive, unless and until the holder of such Certificate shall surrender such Certificate in accordance with the provisions of Section 2.07(b). Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the whole shares of Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Common Stock, and (ii) on the applicable payment date, the amount of dividends or other distributions with a record date after the Effective Time not yet paid on the date of surrender of such Certificate to be paid with respect to such whole shares of Common Stock.

(d) Transfers of Ownership. If any shares of Common Stock are to be delivered in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the delivery thereof that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall have paid to the Company or any agent designated by it any transfer or other taxes required by reason of the delivery of Common Stock in any name other than that of the registered holder of the Certificate surrendered, or shall have established to the satisfaction of the Company or any agent designated by it that such tax has been paid or is not payable.

(e) Escheat. The Company, Qualmax and their respective affiliates shall not be liable to any holder of Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) Withholding Rights. The Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Common Stock, and from any cash dividends or other distributions that such holder is entitled to receive under Section 2.07(c), such amounts as the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of federal, state, local or non-United States tax law. To the extent that amounts are so withheld by the Exchange Agent, such portion of the Merger Consideration and other such amounts payable under Section 2.07(c) that are withheld shall be treated for all purposes of this Agreement as having been received by the holder of the shares of Qualmax Stock in respect of which such deduction and withholding was made by the Exchange Agent.

(g) Undistributed Merger Consideration. Any portion of the shares of Common Stock and the cash or other property in respect of dividends or other distributions that the holder is entitled to receive under Section 2.07(c) supplied to the Exchange Agent which remains undistributed to the holders of the Certificates one (1) year after the Effective Time shall be delivered to the Company, upon demand, and any holders of Certificates who have not theretofore complied with this Section 2.07 shall thereafter look only to the Company for payment of their claim for Merger Consideration and any dividends or distributions with respect to shares of Common Stock.

SECTION 2.08. Stock Transfer Books. At the Effective Time, the stock transfer books of Qualmax shall be closed, and there shall be no further registration of transfers of Qualmax Stock thereafter on the records of Qualmax.

SECTION 2.09. No Further Ownership Rights in Common Stock. The Merger Consideration and distributions, if any, pursuant to Section 2.07(c) delivered upon the surrender for exchange of shares of Qualmax Stock in accordance with the terms hereof shall be deemed to have been issued in full and complete satisfaction of all rights pertaining to such shares of Qualmax Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Qualmax Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

SECTION 2.10. Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration and any dividends or other distributions as may be required pursuant to this Article II; provided, however, that the Company may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Company or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

SECTION 2.11. Tax Consequences. The parties hereto intend that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

SECTION 2.12. Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, any shares of Qualmax Stock held by a holder who has demanded and perfected appraisal or dissenters’ rights for such shares in accordance with the DGLC and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters' rights (“Dissenting Shares”) shall not be converted into or represent a right to receive shares of Common Stock pursuant to Section 2.06, but the holder thereof shall only be entitled to such rights as are granted by DGCL.

(b) Notwithstanding the provisions of subsection (a), if any holder of shares of Qualmax Stock who demands appraisal of such shares under the DGCL shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the shares of Common Stock as provided in Section 2.06, without interest thereon, upon surrender of the Certificate representing such shares.

(c) Qualmax shall give the Company (i) prompt notice of any written demands for appraisal of any shares of Qualmax Stock, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by Qualmax and (ii) Qualmax agrees that, except with the prior written consent of the Company, or as required under the DGCL, it will not make any payment with respect to, or settle or offer to settle any claim, demand, or other liability with respect to any Dissenting Shares.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF QUALMAX

Qualmax hereby represents and warrants to the Company, as of the date hereof and as of the Closing Date, except as set forth on the written disclosure schedules delivered by Qualmax, as follows:

SECTION 3.01. Organization and Qualification.

(a) Qualmax is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate or other power and authority necessary to own, lease or operate the properties it owns, leases or operates and to carry on its business as it is now being conducted.

(b) Qualmax is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business activities makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(c) Other than the shares of Common Stock, Qualmax does not own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other Person.

SECTION 3.02. Certificate of Incorporation and By-laws. The certificate of incorporation and bylaws of Qualmax (the “Qualmax Charter Documents”) are in full force and effect. Except as set forth in Schedule 3.02 or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, Qualmax is not in violation of any of the provisions of the Qualmax Charter Documents.

SECTION 3.03. Capitalization. The authorized capital stock of Qualmax consists of 40,000,000 shares of Common Stock and 100 shares of preferred stock, par value $0.001 per share (the “Qualmax Preferred Stock”). As of the date hereof, (i) 21,625,392 shares of Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable (excluding treasury shares which are issued but not outstanding, all of which are not entitled to vote), and none of which has been issued in violation of preemptive or similar rights, and (ii) no shares of Qualmax Preferred Stock are issued and outstanding.

SECTION 3.04. Authorization; Binding Agreement.

(a) Qualmax has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to the requisite approval of Qualmax’s stockholders in accordance with the DGCL. The execution and delivery of this Agreement by Qualmax and the consummation of the transactions contemplated hereby by Qualmax has been duly and validly authorized by all necessary corporate action on the part of Qualmax, and no other action on the part of Qualmax or, the knowledge of Qualmax, any other Person (other than the approval of Qualmax stockholders), is necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby by Qualmax. This Agreement has been duly and validly executed and delivered by Qualmax. This Agreement constitutes (assuming this Agreement has been duly authorized, executed and delivered by the Company) a valid and binding obligation of Qualmax, enforceable against Qualmax in accordance with its terms, except as limited by (a) applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally from time to time in effect and (b) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity).

(b) At a meeting duly called and held, or by written consent in lieu of meeting, the board of directors of Qualmax unanimously (i) determined that it is advisable and in the best interest of Qualmax and its stockholders for Qualmax to enter into this Agreement and to consummate the Merger upon the terms and subject to the conditions of this Agreement, (ii) approved this Agreement in accordance with the applicable provisions of the DGCL, and (iii) recommended the approval of this Agreement by holders of shares of Qualmax Stock and directed that this Agreement be submitted for consideration and approval by the requisite vote of the Qualmax stockholders.

SECTION 3.05. No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Qualmax does not, the performance of this Agreement by Qualmax and the consummation by Qualmax of the transactions contemplated hereunder, will not (with or without notice or lapse of time or both), (i) conflict with or violate the Qualmax Charter Documents, (ii) assuming compliance with the matters referred to in Section 3.05(b), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Qualmax or by which its properties are bound, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Qualmax’s rights or alter the rights or obligations of any third party under, or give to others any rights of, or cause any, termination, amendment, redemption, acceleration or cancellation of, or result in the creation of a lien or encumbrance on (including a right to purchase) any of the properties or assets of Qualmax pursuant to, any note, bond, mortgage, indenture, credit facility, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Qualmax is a party or by which Qualmax’s properties is bound, except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b) The execution and delivery of this Agreement by Qualmax does not, and the performance of this Agreement by Qualmax will not, require Qualmax to make, seek or obtain any consent, approval, authorization or permit of, or filing with or notification to, any governmental, administrative or regulatory authority, agency or commission, domestic or foreign (each, a “Governmental Authority”) or any other Person, except (i) for the filing and recordation of appropriate merger or other documents as required by the DGCL, (ii) any filings required to be made in connection with the issuance of the shares of Common Stock to the stockholders of Qualmax pursuant to Section 2.06 hereof pursuant to, or in compliance with, the Securities Act, (iii) as disclosed on Schedule 3.05(b), (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, or (v) as to which any necessary consents, approvals, authorizations, permits, filings or notifications have heretofore been obtained or filed, as the case may be, by Qualmax.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represent and warrant to Qualmax, as of the date hereof and as of the Closing Date, except as set forth in the disclosure schedules, as follows:

SECTION 4.01. Organization and Qualification.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate or other power and authority necessary to own, lease or operate the properties it owns, leases or operates and to carry on its business as it is now being conducted.

(b)  The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business activities makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 4.02. Certificate of Incorporation and By-laws. The Certificate of Incorporation and By-laws (the “Company Charter Documents”) are in full force. Except as would not reasonably be expected materially to interfere with its operations, the Company is not in violation of any of the provisions of the Company Charter Documents.

SECTION 4.03. Capitalization.

(a) The authorized capital stock of the Company consists of 600,000,000 shares of Common Stock and 1,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of the date hereof (i) 414,979,673 shares of Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, and none of which have been issued in violation of preemptive or similar rights; (ii) no shares of the Preferred Stock are issued and outstanding; and (iii) shares of Common Stock are issuable upon exercise of outstanding stock options, warrants and SARs (collectively, “Company Stock Rights”) issued under any stock plans or other agreements of the Company (collectively, the “Company Rights Agreements”).

(b) The Common Stock to be delivered as Merger Consideration will be, upon issuance in accordance with the terms of this Agreement, duly authorized, validly issued and fully paid and nonassessable, and the issuance thereof will not be subject to any preemptive or other similar right.

SECTION 4.04. Authorization; Binding Agreement.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to the requisite approval of the Company’s stockholders in accordance with the DGCL. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby has been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company is necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the approval of this Agreement and the Merger in accordance with the DGCL, the Company Charter Documents, the rules of the NASD, and the filings and recording of appropriate merger documents as required by the DGCL). This Agreement constitutes (assuming this Agreement has been duly authorized, executed and delivered by Qualmax) a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by (a) applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally from time to time in effect and (b) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity).

(b) At a meeting duly called and held, or by written consent in lieu of meeting, the board of directors of the Company has (i) determined that it is advisable and in the best interest of the Company and its stockholders for the Company to enter into this Agreement and to consummate the Merger upon the terms and subject to the conditions of this Agreement, (ii) approved this Agreement in accordance with the applicable provisions of the DGCL, and (iii) recommended the approval of this Agreement by the Company’s stockholders and directed that this Agreement be submitted for consideration and approval by the requisite vote of the Company’s stockholders.

SECTION 4.05. No Conflicts.

(a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not (with or without notice or lapse of time or both) (i) conflict with or violate the Company Charter Documents, (ii) assuming compliance with the matters referred to in Section 4.05(b), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair, in any material respect, the Company’s or any of its subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of, or cause any, termination, amendment, redemption, acceleration or cancellation of, or result in the creation of a lien or encumbrance on (including a right to purchase) any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, credit facility, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound, except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require the Company or any of its subsidiaries to make or seek any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any of the Securities Act, the Exchange Act, state securities laws and the NASD and the filing and recordation of appropriate merger or other documents as required by the DGCL, (ii) any filings required to be made by the Company in connection with the issuance of the shares of Common Stock to the stockholders of Qualmax pursuant to Section 2.06 hereof pursuant to, or in compliance with, the Securities Act, (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; or (iv) as to which any necessary consents, approvals, authorizations, permits, filings or notifications have heretofore been obtained or filed, as the case may be, by the Company.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.01. Conduct of Business Pending the Merger. Each of Qualmax and the Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless the other shall otherwise agree in writing, and except as set forth in Schedule 5.01 or as required by law with advance notification to the other, it shall (a) conduct its business and shall cause the businesses of its subsidiaries to be conducted only in, and it and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and (b) use commercially reasonable efforts to preserve substantially intact its and its subsidiaries’ business organization, to keep available the services of its and its subsidiaries’ present officers, employees and consultants and to preserve its and its subsidiaries’ present relationships with customers, suppliers and other Persons with which it or any of its subsidiaries has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, as set forth in Schedule 5.01 or as required by law with advance notification to the other, neither Qualmax nor the Company shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or publicly propose to do, any of the following without the consent or ratification of the other:

(a) amend or otherwise change the Qualmax Charter Documents or the Company Charter Documents, as applicable;

(b) sell, pledge, dispose of or encumber any assets of Qualmax or the Company, as applicable, or any of its subsidiaries except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice and (ii) dispositions of obsolete or worthless assets;

(c) (i) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (ii) except as required by the terms of any security as in effect on the date hereof, amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries, including, without limitation, shares of Common Stock or Qualmax Stock, as applicable, or any option, warrant or right, directly or indirectly, to acquire any such securities;

(d) except as provided in an existing obligation of Qualmax or the Company, as applicable, and in accordance with such obligations, (i) increase the compensation, benefits or severance payable or to become payable to its directors, officers, employees or consultants, except for increases in salary or wages of employees in accordance with past practices, (ii) grant any severance or termination pay to, or enter into or amend any employment or severance agreement, with any current or prospective employee, except for new hire employees in the ordinary course of business, (iii) enter into any contract with any director, officer or employee, (iv) accelerate the payment of compensation or benefits to any director, officer, employee or consultant except as required by applicable law and agreements in effect as of the date of this Agreement, (v) grant any option or other equity awards to any director, officer, employee or consultant except pursuant to agreements in effect as of the date of this Agreement or (iv) establish, adopt, enter into or amend any collective bargaining agreement, benefit plan, including, without limitation, any plan that provides for the payment of bonuses or incentive compensation, trust, fund, policy or arrangement for the benefit of any current or former directors, officers, employees or consultants or any of their beneficiaries, except, in each case, as may be required by law or as would not result in a material increase in the cost of maintaining such collective bargaining agreement, benefit plan, trust, fund, policy or arrangement;

(e) purchase any capital assets or make any capital expenditures other than those purchased or made in the ordinary course of business and consistent with past practice;

(f) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable) except as required by a change in GAAP occurring after the date hereof;

(g) take, or agree in writing or otherwise to take, any of the actions described in Sections 5.01(a) through (f) above, or any action which would make any of the representations or warranties of Qualmax or the Company, as the case may be, contained in this Agreement untrue or incorrect such that the conditions in Section 7.02(a) or 7.03(a), as applicable, would not be satisfied or prevent Qualmax or the Company, as applicable, from performing or cause Qualmax or the Company, as applicable, not to perform its covenants hereunder such that the condition in Section 7.02(b) or 7.03(b), as applicable, would not be satisfied.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01. Stockholders’ Actions.

(a) As promptly as practicable after the execution of this Agreement, the Company shall take all reasonable actions necessary to cause the approval and authorization of (i) the Merger Proposals and (ii) such other actions as the board of directors of the Company may determine are necessary or appropriate, by the consent of the holders of a majority of the outstanding shares of Common Stock.

(b) As promptly as practicable after the execution of this Agreement, Qualmax shall take all reasonable actions necessary to cause the approval and authorization of (i) this Agreement and any related agreements, instruments or certificates; (ii) the consummation of the transactions contemplated by this Agreement, including, without limitation, the Merger; and (iii) such other actions as the board of directors of Qualmax may determine are necessary or appropriate, by the written consent of the holders of a majority of the outstanding shares of Qualmax Stock. Promptly upon obtaining such written consent, Qualmax shall cause a notice to be mailed to the stockholders of Qualmax as required by Section 228(e) of the DGCL.

SECTION 6.02. Exemption from Registration.

(a) The shares of Common Stock to be issued in connection with the Merger are expected to be issued in a transaction exempt from registration under the Securities Act by reason of Section 3(a)(10) thereof pursuant to a fairness hearing (the “Hearing”) under Section 441-095-0030 of the Oregon Administrative Rules, as amended (the “Oregon Law”), and under applicable state blue sky laws. Promptly following the execution of this Agreement, but in no event later than fifteen (15) business days, Qualmax and the Company shall prepare, and the Company shall file with the Department of Consumer and Business Services, Division of Finance and Corporate Securities (the “Department”), such documents and instruments as are required under Oregon Law (the “Hearing Documents”) and a request for the Hearing to be held by the Department to consider the terms, conditions and fairness of the transactions contemplated by this Agreement and the Merger pursuant to Section 441-095-0030 of the Oregon Law. Qualmax and the Company will notify each other promptly of the receipt of any comments from the Department or its staff and of any request by the Department or any other government officials for amendments or supplements to any of the Hearing Documents or any other filing or for additional information and will supply each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the Department, or its staff or any other government officials, on the other hand, with respect to the filing. If at any time prior to the Effective Time any event or information should be discovered by Qualmax and the Company which should be set forth in an amendment to the Hearing Documents, such party shall promptly inform the other. The parties shall use their respective commercially reasonable efforts to obtain approval of the plan under Oregon Law as promptly as practicable after the filing of the Hearing Documents and shall fully cooperate with each other in good faith to assist in such efforts.

(b) If despite Qualmax’s and the Company’s commercially reasonable efforts to obtain approval of the plan under Oregon Law, the Department refuses to set a hearing date or approve the plan under Oregon Law, then the Company shall use all commercially reasonable efforts to effect as soon as practicable but in no event later than 60 business days after events stated in this Section 6.02(b) a Registration Statement (the “Registration Statement”) on Form S-4 (or such other or successor form as shall be appropriate) with respect to the shares of Common Stock to be issued in the Merger which complies in form with applicable SEC requirements and shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. The Company agrees to request the immediate acceleration of the effectiveness of the Registration Statement as soon as practicable but no less than within three (3) business days of any notification by the SEC of its decision not to review the Registration Statement or its determination that it has completed its review of the Registration Statement and has no further comments for the Company.

SECTION 6.03. Consents; Approvals. Qualmax and the Company shall each use reasonable best efforts to obtain and to cooperate with one another in order to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States and non-United States governmental and regulatory rulings and approvals), and Qualmax and the Company shall make all filings (including, without limitation, all filings with United States and non-United States Governmental Authorities) required in connection with the authorization, execution and delivery of this Agreement by Qualmax and the Company and the consummation by them of the transactions contemplated hereby. Each of Qualmax and the Company shall furnish all information in its possession required for any application or other filing to be made pursuant to the rules and regulations of any United States or non-United States Governmental Authority in connection with the transactions contemplated by this Agreement.

SECTION 6.04. Notification of Certain Matters. Qualmax shall give prompt notice to the Company, and the Company shall give prompt notice to Qualmax, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would reasonably be expected to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate, or (ii) any failure of Qualmax or the Company, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.04 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

SECTION 6.05. Further Action/Tax Treatment.

(a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement.

(b) Notwithstanding anything herein to the contrary, each of the Company and Qualmax shall use its reasonable best efforts to cause the Merger to qualify, and will not (both before and after the Effective Time) take any actions, or fail to take any action, which could reasonably be expected to prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code. The Company shall report, to the extent required by the Code or the regulations thereunder, the Merger for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

SECTION 6.06. Public Announcements. The Company and Qualmax shall consult with each other before issuing any press release or making any written public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that either party may, without the prior consent of the other, issue such press release or make such public statement as may upon the advice of counsel be required by applicable law, if it has used all reasonable efforts to consult with the other party.

SECTION 6.07. Stock Rights.

(a) At the Effective Time, the Company shall, and shall cause its Affiliates to, take all action necessary to provide that each outstanding Qualmax Stock Right shall continue to have, and be subject to, the same terms and conditions set forth in the relevant Qualmax Stock Right Agreement (and any related agreements not entered into in contravention of this Agreement) immediately prior to the Effective Time; except that (i) each Qualmax Stock Right will be exercisable for that number of whole shares of Common Stock equal to the product of (x) the number of shares of Common Stock that were issuable upon exercise of such Qualmax Stock Right, immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, rounded up to the nearest whole number of shares of Common Stock, and (ii) the per share exercise price for the Common Stock issuable upon exercise of such Qualmax Stock Right will be equal to the quotient determined by dividing (x) the exercise price per share of Qualmax Stock at which such Qualmax Stock Right was exercisable immediately prior to the Effective Time by (y) the Exchange Ratio, rounded down to the nearest whole cent (each such Qualmax Stock Right, as modified, an “Adjusted Stock Right”).

(b) The Company will take all corporate action necessary to reserve for issuance, as of the Effective Time, a sufficient number of shares of Common Stock for delivery upon exercise of the Adjusted Stock Rights and to deliver to holders of Adjusted Stock Rights, upon the exercise of such options, shares of Common Stock.

(c) Not later than 30 days following the Effective Time, the Company (i) shall file with the SEC a registration statement on Form S-8 of the SEC (or any successor or other appropriate form) with respect to the shares of Common Stock issuable upon the exercise of the Adjusted Stock Rights and shall use reasonable best efforts thereafter to maintain the effectiveness of such registration statement and (ii) shall deliver to holders of the Adjusted Stock Rights a prospectus or prospectuses relating to such registration statement and thereafter maintain the current status of such prospectus or prospectuses, until all of the Adjusted Stock Rights have been exercised, expired or forfeited.

(d) Prior to the Effective Time, the Company and Qualmax shall take all such reasonable steps as may be required to cause any dispositions of shares of Common Stock (including derivative securities with respect to Common Stock) or acquisitions of shares of Common Stock (including derivative securities with respect to Common Stock) resulting from the transactions contemplated by this Agreement by each officer and director of Qualmax to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 6.08. Compliance with State Property Transfer Statutes. Qualmax agrees that it shall use commercially reasonable efforts to comply promptly with all requirements of applicable state property transfer laws as may be required by the relevant state agency and shall take all action reasonably necessary to cause the transactions contemplated hereby to be effected in compliance with applicable state property transfer laws. Qualmax, after consultation with the Company, shall determine which actions must be taken prior to or after the Effective Time to comply with applicable state property transfer laws, except where the failure to so comply will not materially affect the right to use or enjoy any applicable property after the Effective Time. Qualmax agrees to provide the Company with any documents required to be submitted to the relevant state agency prior to submission. The Company shall provide to Qualmax any assistance reasonably requested by Qualmax with respect to such compliance.

ARTICLE VII

CONDITIONS TO THE MERGER

SECTION 7.01. Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Exemption from Registration. Either (i) the shares of Common Stock to be issued hereunder shall be “exempt securities” under Section 3(a)(10) of the Securities Act or (ii) the SEC shall have declared the Registration Statement effective, no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened in writing by the SEC.

(b) Stockholder Approval. This Agreement, the Merger, and the other the Merger Proposals shall, to the extent applicable, have been approved by the requisite vote of the stockholders of each of Qualmax and the Company.

(c) Governmental Actions. There shall not have been instituted and pending any action by any Governmental Authority that is reasonably to be expected to result in an order, nor shall there be in effect any judgment, decree or order of any Governmental Authority, (i) preventing the consummation of the Merger or (ii) compelling the Company or any of its subsidiaries (including the Surviving Corporation and its subsidiaries) to dispose of or hold separate assets which are material, in the aggregate, to the Company or its subsidiaries taken as a whole, or to the Surviving Corporation and its subsidiaries taken as a whole.

(d) Illegality. No statute, rule, regulation, executive or other order, ruling or injunction shall have been enacted, promulgated, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal or that prohibits, restrains or enjoins consummation of the Merger.

SECTION 7.02. Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of Qualmax contained in this Agreement shall be true and correct as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date), or (iii) where the failure to be so true and correct would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Qualmax.

(b) Agreements and Covenants. Qualmax shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Consents Obtained. The Company shall have been provided with satisfactory evidence that all material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Qualmax for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by Qualmax, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not reasonably be expected, individually or in the aggregate with all other such failures, to have a Material Adverse Effect on Qualmax or the Company.

(d) Dissenting Shares. The number of Dissenting Shares shall not exceed the Designated Percentage (as defined below) of the shares of Qualmax Stock outstanding immediately prior to the Effective Time. The “Designated Percentage” shall be 5%; provided that if (i) any Designated Dissenting Stockholder (as defined below) and Affiliates thereof shall hold Dissenting Shares and (ii) the aggregate Dissenting Shares held by stockholders of Qualmax other than any Designated Dissenting Stockholder and Affiliates thereof are less than 5% of the shares of Qualmax Stock outstanding immediately prior to the Effective Time, then the Designated Percentage shall equal 15%. A “Designated Dissenting Stockholder” shall mean any stockholder of Qualmax designated by mutual agreement of Qualmax and the Company.

(e) No Material Adverse Changes. There shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of Qualmax, other than a change that is directly caused by the public announcement of, and the response or reaction to, this Agreement, the Merger or any of the transactions contemplated by this Agreement.

SECTION 7.03. Additional Conditions to Obligation of Qualmax. The obligation of Qualmax to effect the Merger is also subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct as of the Effective Time, with the same force and effect as if made on and as of the Effective time, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date), or (iii) where the failure to be so true and correct would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time.

(c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company for the authorization, execution and delivery of this Agreement, and the consummation by them of the transactions contemplated hereby and thereby shall have been obtained and made by the Company, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not reasonably be expected, individually or in the aggregate with all other such failures, to have a Material Adverse Effect on Qualmax or the Company.

ARTICLE VIII

TERMINATION

SECTION 8.01. Termination by Qualmax or the Company. This Agreement may be terminated at any time prior to the Effective Time by either the board of directors of Qualmax or the board of directors of the Company:

(a) upon mutual written consent duly authorized by the board of directors of each of Qualmax and the Company; or

(b) if the Merger shall not have been consummated by June 1, 2008 (the “Termination Date”), provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or prior to such date; or

(c) if a court of competent jurisdiction or a Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

(d) the stockholders of the Company shall not have approved the Merger; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(d) if the Company has not complied with its obligations under Section 6.01; or

(e) the stockholders of Qualmax shall have not approved this Agreement and the Merger; provided, however, that Qualmax may not terminate this Agreement pursuant to this Section 8.01(e) if Qualmax has not complied with its obligations under Section 6.01.

SECTION 8.02. Termination by the Company. This Agreement may be terminated at any time prior to the Effective Time by the board of directors of the Company:

(a) if any of the representations and warranties of Qualmax contained in this Agreement shall be or shall have become inaccurate, which inaccuracy would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; or

(b) if Qualmax has materially breached any of the covenants or agreements on the part of Qualmax contained in this Agreement.

SECTION 8.03. Termination by Qualmax. This Agreement may be terminated at any time prior to the Effective Time by the board of directors of Qualmax:

(a) if any of the representations and warranties of the Company contained in this Agreement shall be or shall have become inaccurate, which inaccuracy would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; or

(b) if the Company has materially breached any of the covenants or agreements on the part of the Company contained in this Agreement.

SECTION 8.04. Effect of Termination. In the event of the termination of this Agreement pursuant to this Article VIII, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its Affiliates, except that this Section 8.04, Section 8.05, and Article IX shall survive termination indefinitely. Notwithstanding the foregoing, nothing herein shall relieve Qualmax or the Company from liability for any willful breach hereof or willful misrepresentation herein (it being understood that the provisions of Section 8.05 do not constitute a sole or exclusive remedy for such willful breach or misrepresentation).

SECTION 8.05. Fees and Expenses. Each party shall be responsible for its own fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the addresses set forth on the signature pages hereto or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice).

SECTION 9.02. Taking of Necessary Action; Further Action. Each of the Company and Qualmax will take, and will cause their Affiliates to take, all such reasonable and lawful actions as may be necessary or appropriate in order to effectuate the Merger and the other transactions contemplated by this Agreement in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Qualmax, the officers and directors of Qualmax immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

SECTION 9.03. Amendment. The boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that an amendment made subsequent to adoption of the Agreement by the stockholders of Qualmax shall not (i) alter or change the amount or kind of consideration to be received on conversion of the Qualmax Stock, (ii) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of the Agreement if such alteration or change would adversely affect the holders of Qualmax Stock.

SECTION 9.04. Waiver. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

SECTION 9.05. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.06. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any material manner adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 9.07. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

SECTION 9.08. Assignment. This Agreement shall not be assigned by operation of law or otherwise by any party without the written consent of the other parties hereto.

SECTION 9.09. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than the right of the stockholders of Qualmax to receive the Merger Consideration if, but only if, the Merger is consummated and not otherwise.

SECTION 9.10. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 9.11. Governing Law; Jurisdiction.

(a) All questions concerning the construction, validity and interpretation of this Agreement and the schedules hereto will be governed by the internal law, and not the law of conflicts, of the State of Delaware.

(b) Each of the parties to this Agreement submits to the jurisdiction of any state or federal court sitting in Wilmington, Delaware, in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties to this Agreement waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.

SECTION 9.12. Counterparts; Facsimile. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Facsimile transmission of any signed original counterpart and/or retransmission of any signed facsimile transmission shall be deemed the same as the delivery of an original.

SECTION 9.13. WAIVER OF JURY TRIAL. EACH OF THE COMPANY AND QUALMAX HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 9.14. Performance of Obligations. Unless otherwise previously performed, the Company shall cause the Surviving Corporation to perform all of its obligations set forth in this Agreement.

SECTION 9.15. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 9.16. Disclosure Schedules. Any disclosure made with reference to one or more Sections of the disclosure schedule, as the case may be, shall be deemed disclosed with respect to each other section therein as to which such disclosure is relevant provided that such relevance is reasonably apparent on the face of such disclosure. Disclosure of any matter in the disclosure schedule shall not be deemed an admission that such matter is material.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by itself or its respective officers thereunto duly authorized.

NEW WORLD BRANDS, INC.

By:	/s/ M. David Kamrat
Name:	M. David Kamrat
Title:	Chief Executive Officer

Address:

QUALMAX, INC.

By:	/s/ M. David Kamrat
Name:	M. David Kamrat
Title:	Chief Executive Officer

Address:

Schedule 6.07

Warrants held by Dung LeDoan:
372,835 Qualmax shares at $0.94/share
Expiration date: 6-30-2010

Warrants held by B.O.S.:
107,143 Qualmax shares at $2.80/share
Expiration date: 12-31-2010

Annex B

NEW WORLD BRANDS, INC. 2008 Stock Option Plan

ARTICLE I
General

1.1 Purpose

The New World Brands, Inc. 2008 Stock Option Plan (the “Plan”) is designed to further the growth and development of New World Brands, Inc., a Delaware corporation (the “Company”), by enabling eligible persons to obtain a proprietary interest in the Company (thereby providing such persons with an added incentive to continue in the employ or service of the Company, and stimulating their efforts in promoting the growth, efficiency and profitability of the Company), and affording the Company a means of attracting to its service persons of outstanding quality.

1.2 Administration

(a) Administration by Committee; Constitution of Committee. The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Board”) or such other committee or subcommittee as the Board may designate or as shall be formed by the abstention or recusal of a non-Qualified Member (as defined below) of such committee (the “Committee”). The members of the Committee shall be appointed by, and serve at the pleasure of, the Board. While it is intended that at all times that the Committee acts in connection with the Plan, the Committee shall consist solely of Qualified Members, the number of whom shall not be less than two, the fact that the Committee is not so comprised will not invalidate any grant hereunder that otherwise satisfies the terms of the Plan. A “Qualified Member” is both a “non-employee director” within the meaning of Rule 16b-3 (“Rule 16b-3”) promulgated under the Securities Exchange Act of 1934 (the “1934 Act”) and an “outside director” within the meaning of section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). If the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

(b) Committee’s Authority. The Committee shall have the authority to (i) exercise all of the powers granted to it under the Plan, (ii) construe, interpret and implement the Plan and any Option Certificates issued under the Plan, (iii) prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing its own operations, (iv) make all determinations necessary or advisable in administering the Plan, (v) correct any defect, supply any omission and reconcile any inconsistency in the Plan, and (vi) amend the Plan to reflect changes in applicable law.

(c) Committee Action; Delegation. Actions of the Committee shall be taken by the vote of a majority of its members. Except as otherwise required by applicable law, any action may be taken by a written instrument signed by a majority of the Committee members, and action so taken shall be fully as effective as if it had been taken by a vote at a meeting. Notwithstanding the foregoing or any other provision of the Plan, the Committee (or the Board acting instead of the Committee), may delegate to one or more officers of the Company the authority to designate the individuals (other than such officer(s)), among those eligible to receive Options pursuant to the terms of the Plan, who will receive rights or options under the Plan and the size of each such grant, to the fullest extent permitted by applicable law, provided that the Committee itself shall grant Options to those individuals who could reasonably be considered to be subject to the insider trading provisions of section 16 of the 1934 Act or whose Options could reasonably be expected to be subject to the deduction limitations of section 162(m) of the Code.

(d) Determinations Final. The determination of the Committee on all matters relating to the Plan or any Option under the Plan shall be final, binding and conclusive.

(e) Limit on Committee Members’ Liability. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option thereunder.

1.3 Persons Eligible for Options

The persons eligible to receive Options under the Plan are those officers, directors (whether or not they are employed by the Company), and executive, managerial, professional or administrative employees of, and consultants and advisors to, the Company, its subsidiaries and its joint ventures (collectively, “key persons”) as the Committee in its sole discretion shall select. A member of the Board of Directors may be eligible to participate in or receive or hold options under this Plan; provided, however, that upon the determination of the Committee to grant options to any Director the Committee shall so notify the holders of common stock of the Company, and such shareholders shall have the power for a period of thirty (30) days after such notice, exercisable at a meeting of shareholders, to reverse the determination of the Committee as to any Director and block the grant of options to such Director. If, thirty (30) days after notice to shareholders under this Section 1.3, the shareholders have not met and reversed the determination of the Committee, the option may, within a period of thirty (30) days thereafter, be granted to the Director(s) identified in the notice.

1.4 Types of Options Under Plan

Options may be made under the Plan in the form of (a) incentive stock options and (b) non-qualified stock options, as more fully set forth in Article II. The term “Option” means either of the foregoing. No incentive stock option may be granted to a person who is not an employee of the Company or one of its subsidiary corporations on the date of grant.

1.5 Shares Available for Options; Adjustments to Options

(a) Aggregate Number Available; Certificate Legends. Subject to adjustment as provided under this Section 1.5(a) and under Section 1.5(d)(1), the total number of shares of common stock of the Company (“Common Stock”) with respect to which Options may be granted under the Plan (the “Reserved Shares”), shall not exceed in the aggregate forty-one million five hundred thousand (41,500,000). As of each January 1, beginning with January 1, 2009, and continuing through and including January 1, 2018 (each such January 1 a “Calculation Date”), the number of Reserved Shares shall be increased automatically by the number, if any, by which the number of Reserved Shares that are authorized under the Plan immediately prior to the Calculation Date is less than ten percent (10%) of the total number of shares of Common Stock issued and outstanding immediately prior to the Calculation Date, provided, however, that for purposes of the foregoing calculation shares of Common Stock issued as a result of the exercise of Options granted under the Plan shall not be included in the total number of shares of Common Stock issued and outstanding immediately prior to the Calculation Date. Shares issued pursuant to the Plan may be authorized but unissued shares of Common Stock, authorized and issued shares of Common Stock held in the Company’s treasury or shares of Common Stock acquired by the Company for the purposes of the Plan. The Committee may direct that any stock certificate evidencing shares issued pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as may apply to such shares.

(b) Individual Limits. Except as provided in this Section 1.5(b), no provision of this Plan shall be deemed to limit the number or value of shares otherwise available for Options under the Plan with respect to which the Committee may make Options to any one eligible person. Subject to adjustment as provided in Section 1.5 (d)(i) hereof, the total number of shares of Common Stock with respect to which Options may be granted to any one employee of the Company or a subsidiary under this Plan shall not exceed ten million (10,000,000) shares. Stock options granted and subsequently canceled or deemed to be canceled in a calendar year shall count against this limit even after their cancellation.

(c) Certain Shares to Become Available Again. Any shares that are subject to an Option under the Plan and that remain unissued upon the cancellation or termination of such Option for any reason whatsoever or upon the settlement of such Option for cash or other medium other than shares of Common Stock shall again become available for Options under the Plan.

(d) Adjustments to Available Shares and Existing Options Upon Changes in Common Stock or Certain Other Events. Upon certain changes in Common Stock or other corporate events, the number of shares of Common Stock available for issuance with respect to Options that may be granted under the Plan, and that are the subject of existing Options, shall be adjusted or shall be adjustable, as follows:

(i) Shares Available for Grants. In the event of any change in the number of shares of Common Stock outstanding by reason of any stock dividend or split, reverse stock split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change, the maximum number of shares of Common Stock with respect to which the Committee may grant Options under paragraph (a) above, and the individual annual limit described in Section 1.5(b) hereof, shall be appropriately adjusted by the Committee. In the event of any change in the number of shares of Common Stock outstanding by reason of any other event or transaction, the Committee may, but need not, make such adjustments in the maximum number of shares of Common Stock with respect to which the Committee may grant Options under Section 1.5(a) hereof, and the individual annual limit described in Section 1.5(b) hereof, in each case as the Committee may deem appropriate in its sole discretion.

(ii) Outstanding Options -- Increase or Decrease in Issued Shares Without Consideration. Subject to any required action by the stockholders of the Company, in the event of any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend (but only on the shares of Common Stock), or any other increase or decrease in the number of such shares effected without receipt of consideration by the Company, the Committee shall proportionally adjust the number of shares of Common Stock subject to each outstanding option and the exercise price-per-share of Common Stock of each such option.

(iii) Outstanding Options -- Certain Mergers. Subject to any required action by the stockholders of the Company, in the event that the Company shall be the surviving corporation in any merger or consolidation (except a merger or consolidation as a result of which the holders of shares of Common Stock receive securities of another corporation or cash), each option outstanding on the date of such merger or consolidation shall pertain to and apply to the securities which a holder of the number of shares of Common Stock subject to such option immediately prior to such merger or consolidation would have received in such merger or consolidation.

(iv) Outstanding Options -- Certain Other Transactions. In the event of (1) a dissolution or liquidation of the Company, (2) a sale of all or substantially all of the Company’s assets, (3) a merger or consolidation involving the Company in which the Company is not the surviving corporation or (4) a merger or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares of Common Stock receive securities of another corporation and/or other property, including cash, the Committee shall, in its sole discretion, either:

(A) cancel, effective immediately prior to the occurrence of such event, each option outstanding immediately prior to such event (whether or not then exercisable) and, in full consideration of such cancellation, pay to the grantee to whom such option was granted an amount in cash, for each share of Common Stock subject to such option, equal to the excess of (x) the value, as determined by the Committee in its absolute discretion, of the property (including cash) received by the holder of a share of Common Stock as a result of such event over (y) the exercise price of such option; or

(B) provide for the exchange of each option outstanding immediately prior to such event (whether or not then exercisable) for an option on some or all of the property (including cash) which a holder of the number of shares of Common Stock subject to such option immediately prior to such event would have received as a result of such event and, incident thereto, make an equitable adjustment as determined by the Committee in its sole discretion in the exercise price of the option, or the number of shares or amount of property (including cash) subject to the option or, if appropriate, provide for a cash payment to the grantee to whom such option was granted in partial consideration for the exchange of the option.

(v) Outstanding Options -- Other Changes. In the event of any change in the capitalization of the Company or a corporate change other than those specifically referred to in Section 1.5(d)(iii), (iv) or (v) hereof, the Committee may, in its absolute discretion, make such adjustments in the number and class of shares subject to options outstanding on the date on which such change occurs and in the per-share exercise price of each such option as the Committee may consider appropriate to prevent dilution or enlargement of rights. In addition, if and to the extent the Committee determines it is appropriate, the Committee may elect to cancel each option outstanding immediately prior to such event (whether or not then exercisable), and, in full consideration of such cancellation, pay to the grantee to whom such option was granted an amount in cash, for each share of Common Stock subject to such option, equal to the excess of (x) the Fair Market Value of Common Stock on the date of such cancellation over (y) the exercise price of such option.

(vi) No Other Rights. Except as expressly provided in the Plan, no grantee shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger or consolidation of the Company or any other corporation. Except as expressly provided in the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to an Option or the exercise price of any option.

1.6 Definitions of Certain Terms

(a) The “Fair Market Value” of a share of Common Stock on any day shall be the closing price on the New York Stock Exchange, American Stock Exchange or Nasdaq (whichever is applicable) as reported for such day in The Wall Street Journal or, if no such price is reported for such day, the average of the high bid and low asked price of Common Stock as reported for such day. If no quotation is made for the applicable day, the Fair Market Value of a share of Common Stock on such day shall be determined in the manner set forth in the preceding sentence using quotations for the next preceding day for which there were quotations, provided that such quotations shall have been made within the ten (10) business days preceding the applicable day. Notwithstanding the foregoing, if deemed necessary or appropriate by the Committee, the Fair Market Value of a share of Common Stock on any day shall be determined by the Committee. In no event shall the Fair Market Value of any share of Common Stock be less than its par value.

(b) The term “incentive stock option” means an option that is intended to qualify for special federal income tax treatment pursuant to sections 421 and 422 of the Code as now constituted or subsequently amended, or pursuant to a successor provision of the Code, and which is so designated in the applicable Option Certificate. Any option that is not specifically designated as an incentive stock option shall under no circumstances be considered an incentive stock option. Any option that is not an incentive stock option is referred to herein as a “non-qualified stock option.”

(c) A grantee shall be deemed to have a “termination of employment” upon (i) the date the grantee ceases to be employed by, or to provide consulting or advisory services for, the Company, any Company subsidiary or Company joint venture, or any corporation (or any of its subsidiaries) which assumes the grantee’s Option in a transaction to which section 424(a) of the Code applies; or (ii) the date the grantee ceases to be a Board member; provided, however, that in the case of a grantee (x) who is, at the time of reference, both an employee or consultant or advisor and a Board member, or (y) who ceases to be engaged as an employee, consultant, advisor or Board member and immediately is engaged in another of such relationships with the Company, any Company subsidiary or Company joint venture, the grantee shall be deemed to have a “termination of employment” upon the later of the dates determined pursuant to clauses (i) and (ii) of this Section 1.6(c). For purposes of clause (i) of this Section 1.6(c), a grantee who continues his or her employment, consulting or advisory relationship with: (A) a Company subsidiary subsequent to its sale by the Company, or (B) a Company joint venture subsequent to the Company’s sale of its interests in such joint venture, shall have a termination of employment upon the date of such sale. The Committee may in its discretion determine whether any leave of absence constitutes a termination of employment for purposes of the Plan and the impact, if any, of any such leave of absence on Options theretofore made under the Plan.

(d) In relation to the Company, the terms “parent corporation” and “subsidiary corporation” shall be defined in accordance with sections 424(e) and (f) of the Code, respectively.

(e) The term “employment” shall be deemed to mean an employee’s employment with, or a consultant’s or advisor’s provision of services to, the Company, any Company subsidiary or any Company joint venture and each Board member’s service as a Board member.

(f) In connection with a termination of employment by reason of a dismissal for “cause”:

(i) The term “cause” shall mean:

(A) to the extent that there is an employment, severance or other agreement governing the relationship between the grantee and the Company, a Company subsidiary or a Company joint venture, which agreement contains a definition of “cause,” cause shall consist of those acts or omissions that would constitute “cause” under such agreement; and

(B) to the extent that there is no such agreement as provided or in subsection (f)(i)(A) above, the grantee’s termination of employment by the Company or an affiliate on account of any one or more of the following:

(1) grantee’s willful and intentional repeated failure or refusal, continuing after notice that specifically identifies the breach(es) complained of, to perform substantially his or her material duties, responsibilities and obligations (other than a failure resulting from grantee’s incapacity due to physical or mental illness or other reasons beyond the control of grantee), and which failure or refusal results in demonstrable direct and material injury to the Company;

(2) any willful and intentional act or failure to act involving fraud, misrepresentation, theft, embezzlement, dishonesty or moral turpitude (collectively, “Fraud”);

(3) any unauthorized use or disclosure by the grantee of confidential information or trade secrets of the Company (or any affiliated entity);

(4) any intentional wrongdoing by such person whether by omission or commission, which materially adversely affects the business or affairs of the Company (or any affiliated entity); and

(5) conviction of (or a plea of nolo contendere to) an offense which is a felony in the jurisdiction involved or which is a misdemeanor in the jurisdiction involved but which involves Fraud.

(ii) For purposes of determining whether cause exists:

(A) to the extent that there is an employment, severance or other agreement governing the relationship between the grantee and the Company, a Company subsidiary or a Company joint venture, which agreement contains a definition of “cause” and provides a procedure for the determination of whether cause exists, the determination of whether a grantee’s employment is (or is deemed to have been) terminated for cause for purposes of the Plan or any Option hereunder shall be made in accordance with such agreement; and

(B) to the extent that there is no such agreement as provided for in Section 1.6(f)(ii)(A) hereof:

(1) the determination of whether a grantee’s employment is (or is deemed to have been) terminated for cause for purposes of the Plan or any Option hereunder shall be made by the Committee in its sole discretion;

(2) any rights the Company may have hereunder in respect of the events giving rise to cause shall be in addition to the rights the Company may have under any other agreement with a grantee or at law or in equity;

(3) if, subsequent to a grantee’s voluntary termination of employment or involuntary termination of employment without cause, it is discovered that the grantee’s employment could have been terminated for cause, the Committee may deem such grantee’s employment to have been terminated for cause; and

(4) a grantee’s termination of employment for cause shall be effective as of the date of the occurrence of the event giving rise to cause, regardless of when the determination of cause is made.

ARTICLE II
Options Under the Plan

2.1 Agreements Evidencing Options

Each Option granted under the Plan shall be evidenced by a written agreement (an “Option Agreement”) which shall contain such provisions as the Committee may in its sole discretion deem necessary or desirable. By accepting an Option pursuant to the Plan, a grantee thereby agrees that the Option shall be subject to all of the terms and provisions of the Plan and the applicable Option Certificate.

2.2 Terms of Stock Options

(a) Stock Option Grants. The Committee may grant incentive stock options and non-qualified stock options (collectively, “options”) to purchase shares of Common Stock from the Company, to such key persons, and in such amounts and subject to such vesting and forfeiture provisions and other terms and conditions, as the Committee shall determine in its sole discretion, subject to the provisions of the Plan.

(b) Option Exercise Price. Each Option Certificate with respect to an option shall set forth the amount (the “option exercise price”) payable by the grantee to the Company upon exercise of the option evidenced thereby. Subject to the provisions of Section 2.2(g) hereof, the option exercise price per share shall be determined by the Committee in its sole discretion; provided, however, that the option exercise price shall be at least one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date the option is granted, and provided further that in no event shall the option exercise price be less than the par value of a share of Common Stock.

(c) Exercise Period. Each Option Certificate with respect to an option shall set forth the periods during which the Option evidenced thereby shall be exercisable, whether in whole or in part. Such periods shall be determined by the Committee in its sole discretion, subject to the provisions of Section 2.2(g) hereof and the following:

(i) Ten-Year Limit. No stock option shall be exercisable more than ten (10) years after the date of grant.

(ii) Beginning of Exercise Period. Unless the applicable Option Certificate otherwise provides, an option shall become exercisable with respect to a number of whole shares as close as possible to twenty percent (20%) of the shares subject to such option on each of the first five anniversaries of the date of grant.

(iii) End of Exercise Period. Unless the applicable Option Certificate otherwise provides, once an installment becomes exercisable, it shall remain exercisable until the earlier of (A) the tenth (10th) anniversary of the date of grant of the Option or (B) the expiration, cancellation or termination of the Option.

(iv) Timing and Extent of Exercise. Unless the applicable Option Certificate otherwise provides, an option may be exercised from time to time as to all or part of the shares as to which such Option is then exercisable.

(v) Termination of Employment -- Generally. Except as otherwise provided below, a grantee who incurs a termination of employment may exercise any outstanding option on the following terms and conditions: (A) exercise may be made only to the extent that the grantee was entitled to exercise the Option on the termination of employment date; and (B) exercise must occur within thirty (30) days after termination of employment but in no event after the original expiration date of the Option.

(vi) Dismissal for Cause. If a grantee incurs a termination of employment as the result of a dismissal for cause, all options not theretofore exercised shall terminate upon the commencement of business on the date of the grantee’s termination of employment.

(vii) Disability. If a grantee incurs a termination of employment by reason of a disability (as defined below), then any outstanding option shall be exercisable on the following terms and conditions: (A) exercise may be made only to the extent that the grantee was entitled to exercise the Option on the termination of employment date; and (B) exercise must occur by the earlier of (I) ninety (90) days after the grantee’s termination of employment, or (II) the original expiration date of the Option. For this purpose “disability” shall mean: (x) except in connection with an incentive stock option, any physical or mental condition that would qualify a grantee for a disability benefit under the long-term disability plan maintained by the Company or, if there is no such plan, a physical or mental condition that prevents the grantee from performing the essential functions of the grantee’s position (with or without reasonable accommodation) for a period of six consecutive months and (y) in connection with an incentive stock option, a disability described in section 422(c)(6) of the Code. The existence of a disability shall be determined by the Committee in its sole discretion.

(viii) Death.

(A) Termination of Employment as a Result of Grantee’s Death. If a grantee incurs a termination of employment as the result of death, then any outstanding option shall be exercisable on the following terms and conditions: (I) exercise may be made only to the extent that the grantee was entitled to exercise the Option on the date of death; and (II) exercise must occur by the earlier of (1) ninety (90) days after the grantee’s termination of employment, or (2) the original expiration date of the Option.

(B) Death Subsequent to a Termination of Employment. If a grantee dies subsequent to incurring a termination of employment but prior to the expiration of the exercise period with respect to a stock option, then the Option shall remain exercisable until the earlier to occur of (I) ninety (90) days after the grantee’s death, or (II) the original expiration date of the Option.

(C) Restrictions on Exercise Following Death. Any such exercise of an Option following a grantee’s death shall be made only by the grantee’s executor or administrator or other duly appointed representative reasonably acceptable to the Committee, unless the grantee’s will specifically disposes of such Option, in which case such exercise shall be made only by the recipient of such specific disposition. If a grantee’s personal representative or the recipient of a specific disposition under the grantee’s will shall be entitled to exercise any Option pursuant to the preceding sentence, such representative or recipient shall be bound by all the terms and conditions of the Plan and the applicable Option Certificate which would have applied to the grantee.

(ix) Special Rules for Incentive Stock Options. No option that remains exercisable for more than ninety (90) days following a grantee’s termination of employment for any reason other than death (including death within ninety (90) days after the termination of employment or within one year after a termination due to disability) or disability, or for more than one year following a grantee’s termination of employment as the result of disability, may be treated as an incentive stock option.

(x) Election of Company to Accelerate. The Committee, at any time and in its sole discretion, may by written notice to some, one, any or all grantees accelerate and shorten the time for exercise of any option then exercisable, whether an incentive stock option or a non-qualified stock option, provided, however, that the time for exercise may not be shortened pursuant to this paragraph to less than thirty (30) days after the date of the notice. If a grantee who is provided with written notice pursuant to this paragraph fails to exercise the option in accordance with the provisions of the written notice and any applicable provisions of Plan or option agreement, the option shall thereafter terminate and be extinguished and no longer be exercisable.

(xi) Committee Discretion. The Committee, in its sole discretion, in the applicable Option Certificate, may waive or modify the application of one or more of the provisions of Sections 2.2(e)(v) through and including (viii) hereof.

(d) Incentive Stock Options: $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined as of the time the option is granted) of the stock with respect to which incentive stock options are first exercisable by any employee during any calendar year shall exceed one hundred thousand dollars ($100,000), or such higher amount as may be permitted from time to time under section 422 of the Code, such options shall be treated as non-qualified stock options.

(e) Incentive Stock Options: 10% Owners. Notwithstanding the foregoing provisions of this Section 2.2, an incentive stock option may not be granted under the Plan to an individual who, at the time the option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of his or her employer or of its parent or subsidiary (as such ownership may be determined for purposes of section 422(b)(6) of the Code) unless (i) at the time such incentive stock option is granted the option exercise price is at least one hundred ten percent (110%) of the Fair Market Value of the shares subject thereto and (ii) the incentive stock option by its terms is not exercisable after the expiration of five (5) years from the date it is granted.

2.3 Exercise of Options

Subject to the other provisions of this Article II, each option granted under the Plan shall be exercisable as follows:

(a) Notice of Exercise. An option shall be exercised by the filing of a written notice with the Company or the Company’s designated exchange agent (the “exchange agent”), on such form and in such manner as the Committee shall prescribe.

(b) Payment of Exercise Price. Any written notice of exercise of an option shall be accompanied by payment for the shares being purchased. Such payment shall be made: (i) by certified or official bank check (or the equivalent thereof acceptable to the Company or its exchange agent) for the full option exercise price; or (ii) with the prior written consent of the Committee, by delivery of shares of Common Stock owned by the grantee (whether acquired by option exercise or otherwise, provided that if such shares were acquired pursuant to the exercise of a stock option, they were acquired at least six months prior to the option exercise date or such other period as the Committee may from time to time determine in its sole discretion) having a Fair Market Value (determined as of the exercise date) equal to all or part of the option exercise price and a certified or official bank check (or the equivalent thereof acceptable to the Company or its exchange agent) for any remaining portion of the full option exercise price; or (iii) at the sole discretion of the Committee and to the extent permitted by law, by such other provision, consistent with the terms of the Plan, as the Committee may from time to time prescribe.

(c) Delivery of Certificates Upon Exercise. Promptly after receiving payment of the full option exercise price, the Company or its exchange agent shall deliver to the grantee or to such other person as may then have the right to exercise the Option, certificate or certificates for the shares of Common Stock for which the Option has been exercised. If the method of payment employed upon option exercise so requires, and if applicable law permits, a grantee may direct the Company, or its exchange agent, as the case may be, to deliver the stock certificate(s) to the grantee’s stockbroker.

(d) No Stockholder Rights. No grantee of an option (or other person having the right to exercise such Option) shall have any of the rights of a stockholder of the Company with respect to shares subject to such Option until the issuance of a stock certificate to such person for such shares. Except as otherwise provided in Section 1.5(d) hereof, no adjustment shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities or other property) for which the record date is prior to the date such stock certificate is issued.

2.4 Compensation in Lieu of Exercise of an Option

Upon written application of the grantee of an option, the Committee in its sole discretion may determine to substitute, for the exercise of such option, compensation to the grantee not in excess of the difference between the option exercise price and the Fair Market Value of the shares covered by such written application on the date of such application. Such compensation shall be in shares of Common Stock, and the payment thereof may be subject to conditions, all as the Committee shall determine in its sole discretion. In the event compensation is substituted pursuant to this Section 2.4 for the exercise, in whole or in part, of an option, the number of shares subject to the option shall be reduced by the number of shares for which such compensation is substituted.

2.5 Transferability of Options

Except as otherwise provided in an applicable Option Certificate evidencing an option, during the lifetime of a grantee, each option granted to a grantee shall be exercisable only by the grantee and no option shall be assignable or transferable otherwise than by will or by the laws of descent and distribution. The Committee may, in any applicable Option Certificate evidencing an option (other than an incentive stock option to the extent inconsistent with the requirements of section 422 of the Code applicable to incentive stock options), permit a grantee to transfer all or some of the options to (A) the grantee’s spouse, children or grandchildren (“immediate family members”), (B) a trust or trusts for the exclusive benefit of such immediate family members, or (C) other parties approved by the Committee in its sole discretion. Following any such transfer, any transferred options shall continue to be subject to the same terms and conditions as were applicable immediately prior to the transfer.

ARTICLE III
Miscellaneous

3.1 Amendment of the Plan; Modification of Options

(a) Amendment of the Plan. The Board may from time to time suspend, discontinue, revise or amend the Plan in any respect whatsoever, except that no such amendment shall materially impair any rights or materially increase any obligations under any Option theretofore made under the Plan without the consent of the grantee (or, upon the grantee’s death, the person having the right to exercise the Option). For purposes of this Section 3.1, any action of the Board or the Committee that in any way alters or affects the tax treatment of any Option or that in the sole discretion of the Board is necessary to prevent an Option from being subject to tax under Section 409A of the Code shall not be considered to materially impair any rights of any grantee. The Board shall determine, in its sole discretion, whether to submit any amendment of the Plan to stockholders for approval; in making such determination it is expected that the Board will take into account the requirements of any exchange or inter-dealer quotation system on which the Common Stock of the Company is listed, the prerequisites for favorable tax treatment to the Company and grantees of Options made under the Plan, and such other considerations as the Board deems relevant.

(b) Modification of Options. The Committee in its sole discretion may cancel any Option under the Plan. The Committee in its sole discretion also may amend any outstanding Option Certificate, including, without limitation, by amendment which would: (i) accelerate the time or times at which the Option may be exercised; (ii) waive or amend any goals, restrictions or conditions set forth in the Option Certificate; or (iii) waive or amend any applicable provision of the Plan or Option Certificate with respect to the termination of the Option upon termination of employment, provided however, that no such amendment may lower the exercise price of an outstanding option. However, any such cancellation or amendment (other than an amendment pursuant to Section 1.5(d) hereof) that materially impairs the rights or materially increases the obligations of a grantee under an outstanding Option shall be made only with the consent of the grantee (or, upon the grantee’s death, the person having the right to exercise the Option).

3.2 Consent Requirement

(a) No Plan Action Without Required Consent. If the Committee shall at any time determine that any consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any Option under the Plan, the issuance or purchase of shares or exercise of other rights hereunder, or the taking of any other action hereunder (each such action being hereinafter referred to as a “Plan action”), then such Plan action shall not be taken or permitted, in whole or in part, unless and until such consent shall have been effected or obtained to the full satisfaction of the Committee.

(b) Consent Defined. The term “consent” as used herein with respect to any Plan action means (i) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state or local law, rule or regulation; (ii) any and all written agreements and representations by the grantee with respect to the disposition of shares, or with respect to any other matter, which the Committee shall in its sole discretion deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made; and (iii) any and all consents, clearances and approvals in respect of a Plan action by any governmental or other regulatory bodies.

3.3 Nonassignability

Except as expressly provided herein or by the terms of an Option Certificate: (a) no Option or right granted to any person under the Plan or under any Option Certificate shall be assignable or transferable other than by will or by the laws of descent and distribution; and (b) all rights granted under the Plan or any Option Certificate shall be exercisable during the life of the grantee only by the grantee or the grantee’s legal representative.

3.4 Requirement of Notification Upon Disqualifying Disposition Under Section 421(b) of the Code

Each grantee of an incentive stock option shall notify the Company of any disposition of shares of Common Stock issued pursuant to the exercise of such option under the circumstances described in section 421(b) of the Code (relating to certain disqualifying dispositions), within ten (10) days of such disposition.

3.5 Withholding Taxes

(a) With Respect to Cash Payments. Whenever cash is to be paid pursuant to an Option under the Plan, the Company shall be entitled to deduct therefrom an amount sufficient in its opinion to satisfy all federal, state and other governmental tax withholding requirements related to such payment.

(b) With Respect to Delivery of Common Stock. Whenever shares of Common Stock are to be delivered pursuant to an Option under the Plan, the Company shall be entitled to require as a condition of delivery that the grantee remit to the Company an amount sufficient in the opinion of the Company to satisfy all federal, state and other governmental tax withholding requirements related thereto. With the approval of the Committee, which the Committee shall have sole discretion whether or not to give, the grantee may satisfy the foregoing condition by electing to have the Company withhold from delivery shares having a value equal to the amount of tax to be withheld. Such shares shall be valued at their Fair Market Value as of the date on which the amount of tax to be withheld is determined. Fractional share amounts shall be settled in cash. Such a withholding election may be made with respect to all or any portion of the shares to be delivered pursuant to an Option.

3.6 Limitations Imposed by Section 162(m)

Notwithstanding any other provision of the Plan, if and to the extent that the Committee reasonably determines the Company’s federal tax deduction in respect of an Option may be limited as a result of section 162(m) of the Code, the Committee in its sole discretion may delay the exercise until 30 days following the grantee’s termination of employment, but in any event during the same calendar year as such termination of employment. In the event that a grantee exercises an option at a time when the grantee is a 162(m) covered employee, and the Committee determines to delay the exercise or payment, as the case may be, in respect of any such Option, the Committee shall credit cash or, in the case of an amount payable in Common Stock, the Fair Market Value of the Common Stock as of the date of such exercise, payable to the grantee to a book account. The grantee shall have no rights in respect of such book account and the amount credited thereto shall not be transferable by the grantee other than by will or the laws of descent and distribution. The Committee may in its sole discretion credit additional amounts to such book account as it may determine in its sole discretion. Any book account created hereunder shall represent only an unfunded, unsecured promise by the Company to pay the amount credited thereto to the grantee in the future.

3.7 Right of Discharge Reserved

Nothing in the Plan or related agreement or any option or right granted pursuant thereto shall restrict the Company’s ability to terminate any grantee’s employment with the Company, or confer upon any grantee any right to be continued in the employment of the Company, a Parent or any Subsidiary of the Company, or to remain a director thereof or a consultant thereto, or to interfere in any way with the right of the Company, a Parent or any Subsidiary, in its sole discretion, to terminate such grantee’s employment or relationship with the Company, at will, at any time, or to remove the grantee as a director or consultant at any time.

3.8 Nature of Payments

(a) Consideration for Services Performed. Any and all grants of Options and issuances of shares of Common Stock under the Plan shall be in consideration of services performed for the Company by the grantee.

(b) Not Taken into Account for Benefits. All such grants and issuances shall constitute a special incentive payment to the grantee and shall not be taken into account in computing the amount of salary or compensation of the grantee for the purpose of determining any benefits under any pension, retirement, profit-sharing, bonus, life insurance or other benefit plan of the Company or under any agreement between the Company and the grantee, unless such plan or agreement specifically otherwise provides.

3.9 Non-Uniform Determinations

The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or who are eligible to receive, Options under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform and selective Option Certificates, as to (a) the persons to receive Options under the Plan, (b) the terms and provisions of Options under the Plan, and (c) the treatment of leaves of absence pursuant to Section 1.6(c) hereof.

3.10 Other Payments or Options

Nothing contained in the Plan shall be deemed in any way to limit or restrict the Company from making any Option or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

3.11 Headings

Any section, subsection, paragraph or other subdivision headings contained herein are for the purpose of convenience only and are not intended to expand, limit or otherwise define the contents, meaning or interpretation of any thereof.

3.12 Effective Date and Term of Plan

(a) Adoption. The Plan was adopted by the Board on ____________, 2008, subject to approval by the Company’s stockholders. All Options under the Plan prior to such a stockholder approval are subject in their entirety to such approval. If such approval is not obtained prior to the first anniversary of the adoption of the Plan, the Plan and all Options thereunder shall terminate on that date.

(b) Termination of Plan. Unless sooner terminated by the Board, the provisions of the Plan with respect to the grant of any Option pursuant to which shares of Common Stock will be granted shall terminate on the tenth (10th) anniversary of the adoption of the Plan by the Board, and no such Options shall thereafter be made under the Plan. All Options made under the Plan prior to its termination shall remain in effect until such Options have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Option Certificates.

3.13 Restriction on Issuance of Stock Pursuant to Options

The Company shall not permit any shares of Common Stock to be issued pursuant to Options granted under the Plan unless such shares of Common Stock are fully paid and non-assessable under applicable law.

3.14 Governing Law

Except to the extent preempted by any applicable federal law, the Plan will be construed and administered in accordance with the laws of Delaware, without giving effect to principles of conflict of laws.

Certified by the undersigned Shehryar Wahid, Secretary, effective as of __________________, 2008.

/s/ Shehryar Wahid
Shehryar Wahid, Secretary

Annex C

DELAWARE GENERAL CORPORATION LAW
CHAPTER 8

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16.)